UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Targa Resources Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TARGA RESOURCES CORP.

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company”) will be held at 1000 Louisiana Street, Suite 4300, Houston, TX 77002 on Monday, May 20, 2013, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect three Class III Directors, each for a term of three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2013.

3.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 1, 2013.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.envisionreports.com/TRGP or by phone at 1-800-652-8683 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Paul W. Chung
Secretary
Houston, Texas
April 5, 2013

TARGA RESOURCES CORP. (the “Company”)

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company requests your Proxy for the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held Monday, May 20, 2013, at 8:00 a.m. Central Time, at 1000 Louisiana Street, Suite 4300, Houston, TX 77002. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. The Company is sending on or about April 5, 2013, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on April 1, 2013, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by Proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 1, 2013. As of the record date, 42,330,387 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class III Directors.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s auditors for 2013.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class III Directors of the Company to serve for a three year term to expire in 2016 and until either they are reelected or their successors are elected and qualified:

Rene R. Joyce

Peter R. Kagan

Chris Tong

Messrs. Joyce, Kagan and Tong are currently serving as Directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers and other officers of the Company are:

Name	Age (1)	Position
Rene R. Joyce	65	Executive Chairman of the Board and Director
Joe Bob Perkins	52	Chief Executive Officer and Director
James W. Whalen	71	Advisor to Chairman and CEO and Director
Michael A. Heim	64	President and Chief Operating Officer
Jeffrey J. McParland	58	President-Finance and Administration
Roy E. Johnson	68	Executive Vice President
Paul W. Chung	53	Executive Vice President, General Counsel and Secretary
Matthew J. Meloy	35	Senior Vice President, Chief Financial Officer and Treasurer
John R. Sparger	59	Senior Vice President and Chief Accounting Officer
Charles R. Crisp	65	Director
Peter R. Kagan	44	Director
Chris Tong	56	Director
Ershel C. Redd Jr.	65	Director
Laura C. Fulton	49	Director

(1)	Ages as of March 8, 2013.

Rene R. Joyce has served as Executive Chairman of the Board of Targa Resources Corp. (the “Company”), the General Partner (the “General Partner”) of Targa Resources Partners LP (the “Partnership”) and TRI Resources Inc. (“TRI”) since January 1, 2012 and as a director of the Company since its formation on October 27, 2005 and of the General Partner since October 2006. Mr. Joyce previously served as Chief Executive Officer of the Company between October 27, 2005 and December 31, 2011, the General Partner between October 2006 and December 31, 2011 and TRI between February 2004 and December 31, 2011. He also served as director of TRI between 2004 and December 31, 2011 and was a consultant for the TRI predecessor company during 2003. He is also a member of the supervisory directors of Core Laboratories N.V. Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company (“Shell”) from 1998 through 1999 and President of energy services of Coral Energy Holding, L.P. (“Coral”), a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas Gas Corporation (“Tejas”), during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of TRI, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the Board of Directors with executive counsel on the full range of business, technical, and professional matters.

Joe Bob Perkins has served as Chief Executive Officer and a director of the Company, the General Partner and TRI since January 1, 2012. Mr. Perkins previously served as President of the Company between the date of its formation on October 27, 2005 and December 31, 2011, of the General Partner between October 2006 and December 31, 2011 and of TRI between February 2004 and December 31, 2011. He was a consultant for the TRI predecessor company during 2003. Mr. Perkins was an independent consultant in the energy industry from 2002 through 2003 and was an active partner in an outdoor advertising firm during a portion of such time period. Mr. Perkins served as President and Chief Operating Officer for the Wholesale Businesses, Wholesale Group and Power Generation Group of Reliant Resources, Inc. and its parent/predecessor companies, from 1998 to 2002 and

Vice President, Corporate Planning and Development, of Houston Industries from 1996 to 1998. He served as Vice President, Business Development, of Coral from 1995 to 1996 and as Director, Business Development, of Tejas from 1994 to 1995. Prior to 1994, Mr. Perkins held various positions with the consulting firm of McKinsey & Company and with an exploration and production company. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his service as President from its founding through 2011 and his current service as Chief Executive Officer and director, coupled with his broad experience in the oil and gas industry, and specifically in the midstream sector, his engineering and business educational background and his experience with the investment community enable Mr. Perkins to provide a valuable and unique perspective to the Board of Directors on a range of business and management matters.

James W. Whalen has served as Advisor to Chairman and CEO of the Company, the General Partner and TRI since January 1, 2012 and as a director of the Company since its formation on October 27, 2005, of the General Partner since February 2007 and of TRI between 2004 and December 2010. Mr. Whalen previously served as Executive Chairman of the Board of the Company and TRI between October 25, 2010 and December 31, 2011 and of the General Partner between December 15, 2010 and December 31, 2011. He also served as President-Finance and Administration of the Company and TRI between January 2006 and October 2010 and the General Partner between October 2006 and December 2010 and for various Targa subsidiaries since November 2005. Between October 2002 and October 2005, Mr. Whalen served as the Senior Vice President and Chief Financial Officer of Parker Drilling Company. Between January 2002 and October 2002, he was the Chief Financial Officer of Diversified Diagnostic Products, Inc. He served as Chief Commercial Officer of Coral from February 1998 through January 2000. Previously, he served as Chief Financial Officer for Tejas from 1992 to 1998. Mr. Whalen brings a breadth and depth of experience as an executive, board member, and audit committee member across several different companies and in energy and other industry areas. His valuable management and financial expertise includes an understanding of the accounting and financial matters that the Partnership and industry address on a regular basis.

Michael A. Heim has served as President and Chief Operating Officer of the Company, the General Partner and TRI since January 1, 2012. Mr. Heim previously served as Executive Vice President and Chief Operating Officer of the Company between the date of its formation on October 27, 2005 and December 2011, of the General Partner between October 2006 and December 2011 and of TRI between April 2004 and December 2011 and was a consultant for the TRI predecessor company during 2003. Mr. Heim also served as a consultant in the energy industry from 2001 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Heim served as Chief Operating Officer and Executive Vice President of Coastal Field Services, a subsidiary of The Coastal Corp. (“Coastal”) a diversified energy company, from 1997 to 2001 and President of Coastal States Gas Transmission Company from 1997 to 2001. In these positions, he was responsible for Coastal’s midstream gathering, processing, and marketing businesses. Prior to 1997, he served as an officer of several other Coastal exploration and production, marketing and midstream subsidiaries.

Jeffrey J. McParland has served as President—Finance and Administration of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. He has also served as a director of TRI since December 16, 2010. Mr. McParland served as Executive Vice President and Chief Financial Officer of the Company between October 27, 2005 and October 25, 2010 and of TRI between April 2004 and October 25, 2010 and was a consultant for the TRI predecessor company during 2003. He served as Executive Vice President and Chief Financial Officer of the General Partner between October 2006 and December 15, 2010 and served as a director of the General Partner from October 2006 to February 2007. Mr. McParland served as Treasurer of the Company from October 27, 2005 until May 2007, of the General Partner from October 2006 until May 2007 and of TRI from April 2004 until May 2007. Mr. McParland served as Secretary of TRI between February 2004 and May 2004, at which time he was elected as Assistant Secretary. Mr. McParland served as Senior Vice President, Finance of Dynegy Inc., a company engaged in power generation, the midstream natural gas business and energy marketing, from 2000 to 2002. In this position, he was responsible for corporate finance and treasury operations activities. He served as Senior Vice President, Chief Financial Officer and Treasurer of PG&E Gas Transmission,

a midstream natural gas and regulated natural gas pipeline company, from 1999 to 2000. Prior to 1999, he worked in various engineering and finance positions with companies in the power generation and engineering and construction industries.

Roy E. Johnson has served as Executive Vice President of the Company since its formation on October 27, 2005, of the General Partner since October 2006 and of TRI since April 2004 and was a consultant for the TRI predecessor company during 2003. Mr. Johnson also served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. He served as Vice President, Business Development and President of the International Group of Tejas from 1995 to 2000. In these positions, he was responsible for acquisitions, pipeline expansion and development projects in North and South America. Mr. Johnson served as President of Louisiana Resources Company, a company engaged in intrastate natural gas transmission, from 1992 to 1995. Prior to 1992, Mr. Johnson held various positions with a number of different companies in the upstream and downstream energy industry.

Paul W. Chung has served as Executive Vice President, General Counsel and Secretary of the Company since its formation on October 27, 2005, of the General Partner since October 2006 and of TRI since May 2004. Mr. Chung served as Executive Vice President and General Counsel of Coral from 1999 to April 2004; Shell Trading North America Company, a subsidiary of Shell, from 2001 to April 2004; and Coral Energy, LLC from 1999 to 2001. In these positions, he was responsible for all legal and regulatory affairs. He served as Vice President and Assistant General Counsel of Tejas from 1996 to 1999. Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P.

Matthew J. Meloy has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. Mr. Meloy served as Vice President—Finance and Treasurer of the Company and TRI between April 2008 and October 2010, and as Director, Corporate Development of the Company and TRI between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He has served as Vice President—Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006, most recently serving as Assistant Vice President.

John R. Sparger has served as Senior Vice President and Chief Accounting Officer of the Company and TRI since January 2006 and of the General Partner since October 2006. Mr. Sparger served as Vice President, Internal Audit of the Company between October 2005 and January 2006 and of TRI between November 2004 and January 2006. Mr. Sparger served as a consultant in the energy industry from 2002 through September 2004, including TRI between February 2004 and September 2004, providing advice to various energy companies and entities regarding processes, systems, accounting and internal controls. Prior to 2002, he worked in various accounting and administrative positions with companies in the energy industry, audit and consulting positions in public accounting and consulting positions with a large international consulting firm.

Charles R. Crisp has served as a director of the Company since its formation on October 27, 2005 and of TRI between February 2004 and December 2010. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President and Chief Operating Officer of Tejas. Mr. Crisp is also a director of AGL Resources Inc., EOG Resources Inc. and IntercontinentalExchange, Inc. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

Peter R. Kagan has served as a director of the Company since its formation on October 27, 2005, of the General Partner between February 2007 and February 2013 and of TRI between February 2004 and December

2010. Mr. Kagan is a member and Managing Director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., where he has been employed since 1997 and became a partner of Warburg Pincus & Co. in 2002. He is also a member of Warburg Pincus’ Executive Management Group. He is also a director of Antero Resources Corporation, Asian American Gas, Inc., Canbriam Energy, Fairfield Energy Limited, Hawkwood Energy LLC, Laredo Petroleum, MEG Energy Corp. and Venari Resources LLC. Mr. Kagan was appointed as a director because certain investment funds managed by Warburg Pincus LLC, for whom Mr. Kagan is a managing director and member, previously controlled us through their ownership of securities in Targa Resources Corp. Mr. Kagan has significant experience with energy companies and investments and broad familiarity with the industry and related transactions and capital markets activity, which enhance his contributions to the Board of Directors.

Chris Tong has served as a director of the Company since January 2006 and of TRI between January 2006 and December 2010. Mr. Tong is a director of Kosmos Energy Ltd. He also served as a director of Cloud Peak Energy Inc. from October 2009 until May 2012. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc. from August 1997 until December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong brings a breadth and depth of experience as a chief financial officer in the energy industry, a financial executive, a director of other public companies and a member of other audit committees. He brings significant financial, capital markets and energy industry experience to the Board of Directors and in his position as the Chairman of our Audit Committee.

Ershel C. Redd Jr. has served as a director of the Company since February 2011. Mr. Redd has served as a consultant in the energy industry since 2008 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Redd was President and Chief Executive Officer of El Paso Electric Company, a public utility company, from May 2007 until March 2008. Prior to this, Mr. Redd served in various positions with NRG Energy, Inc., a wholesale energy company, including as Executive Vice President—Commercial Operations from October 2002 through July 2006, as President—Western Region from February 2004 through July 2006, and as a director between May 2003 and December 2003. On May 14, 2003, NRG filed for protection under Chapter 11 of the Federal Bankruptcy Code. On November 24, 2003, NRG’s Chapter 11 Plan of Reorganization was confirmed. Mr. Redd served as Vice President of Business Development for Xcel Energy Markets, a unit of Xcel Energy Inc., from 2000 through 2002, and as President and Chief Operating Officer for New Century Energy’s (predecessor to Xcel Energy Inc.) subsidiary, Texas Ohio Gas Company, from 1997 through 2000. Mr. Redd brings to the Company extensive energy industry experience, a vast understanding of varied aspects of the energy industry and experience in corporate performance, marketing and trading of natural gas and natural gas liquids, risk management, finance, acquisitions and divestitures, business development, regulatory relations and strategic planning. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board of Directors.

Laura C. Fulton has served as a director of the Company since February 26, 2013. Ms. Fulton has served as the Chief Financial Officer of Hi-Crush Proppants LLC since April 2012 and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, since May 2012. From March 2008 to October 2011, Ms. Fulton served as Executive Vice President, Accounting and then Executive Vice President, Chief Financial Officer of AEI Services, LLC (“AEI”), an owner and operator of essential energy infrastructure assets in emerging markets. Prior to AEI, Ms. Fulton spent 12 years with Lyondell Chemical Company in various capacities, including as general auditor responsible for internal audit and the Sarbanes-Oxley certification process, and as the assistant controller. Prior to that, she spent 11 years with Deloitte & Touche in public accounting, with a focus on audit and assurance. As a chief financial officer, general auditor and external auditor, Ms. Fulton brings to the company extensive financial, accounting and compliance process experience. Ms. Fulton’s experience as a financial executive in the energy industry, including her current position with a master limited partnership, also brings industry and capital markets experience to the Board of Directors.

MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

Our Board of Directors consists of eight members. The board reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence,” and, based on this review, determined that Messrs. Crisp, Kagan, Redd and Tong and Ms. Fulton are independent within the meaning of the NYSE listing standards currently in effect. The board held nine meetings during 2012, and its independent directors met in executive session four times during 2012. During 2012, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which that director served.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2014, 2015 and 2013, respectively. The Class I directors are Messrs. Crisp and Whalen and Ms. Fulton, the Class II directors are Messrs. Redd and Perkins and the Class III directors are Messrs. Kagan, Tong and Joyce. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has four standing committees—an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Conflicts Committee—and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Messrs. Tong and Redd and Ms. Fulton. Mr. Tong is the Chairman of this committee. Our Board of Directors has affirmatively determined that Messrs. Redd and Tong and Ms. Fulton are independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Mr. Tong is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act.

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards that is posted on the Company’s website at www.targaresources.com. The Audit Committee held seven meetings during 2012.

Compensation Committee

The members of our Compensation Committee are Messrs. Kagan, Crisp and Redd. Mr. Crisp is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards that is posted on the Company’s website at www.targaresources.com. The Compensation Committee held six meetings during 2012.

The Compensation Committee has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. For 2012, the Compensation Committee retained BDO USA, LLP (the “Compensation Consultant”) as its independent compensation consultant for matters related to executive and non-management director compensation. The Compensation Consultant reports to the Compensation Committee and does not provide any additional services to us. The Compensation Committee has concluded that we do not have any conflicts of interest with the Compensation Consultant.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Kagan, Crisp and Tong. Mr. Kagan is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards that is posted on the Company’s website at www.targaresources.com. The Nominating and Governance Committee held two meetings during 2012.

In evaluating the director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Conflicts Committee

The members of our Conflicts Committee are Messrs. Crisp, Redd and Tong. Mr. Redd is the Chairman of this committee. This committee reviews matters of potential conflicts of interest, as directed by our Board of Directors. We adopted a Conflicts Committee charter defining the committee’s primary duties that is posted on the Company’s website at www.targaresources.com. The Conflicts Committee did not meet during 2012.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) contains statements regarding our compensation programs and our executive officers’ business priorities related to our compensation programs and target payouts under the programs. These business priorities are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Overview

Compensatory arrangements with our executive officers identified in the Summary Compensation Table (“named executive officers”) are approved by the Compensation Committee of our Board of Directors (the “Compensation Committee”). For 2012, our named executive officers were:

•	Rene R. Joyce—Executive Chairman of the Board;

•	Joe Bob Perkins—Chief Executive Officer;

•	James W. Whalen—Advisor to Chairman and CEO;

•	Michael A. Heim—President and Chief Operating Officer; and

•	Matthew J. Meloy—Senior Vice President, Chief Financial Officer and Treasurer.

Our named executive officers also serve as executive officers of Targa Resources GP LLC (the “general partner”), which is the general partner of Targa Resources Partners LP (the “Partnership”), a publicly traded Delaware limited partnership. We own a 14.5% interest in the Partnership, including the 2% general partner interest, and are the indirect parent of the general partner. The compensation information described in this Compensation Discussion and Analysis and contained in the tables that follow reflects all compensation received by our named executive officers for the services they provide to us and for the services they provide to the general partner and the Partnership for the years covered.

All decisions regarding this compensation are made by the Compensation Committee, except that long-term equity incentive awards recommended by the Compensation Committee under the Targa Resources Partners Long-Term Incentive Plan are approved by the board of directors of the general partner who oversees that plan. The named executive officers devote their time as needed to the conduct of our business and affairs and the conduct of the Partnership’s business and affairs. During 2012, the Partnership reimbursed us and our affiliates for the compensation of our named executive officers pursuant to the Partnership’s partnership agreement and the terms, and subject to the limitations, of the Omnibus Agreement, which will expire in April 2013. See “—Transactions with Related Persons—Omnibus Agreement” for additional information regarding the Partnership’s reimbursement obligations for 2012 and for 2013 following the expiration of the Omnibus Agreement.

The Compensation Committee believes that the actions it has taken to govern compensation in a responsible way as described in this CD&A and the Company’s performance over its relative brief trading history will demonstrate that our compensation programs are structured to pay reasonable amounts for performance based on our understanding of the markets and that our shareholders have realized substantial returns since our public offering.

At our 2011 Annual Meeting, more than 99% of the votes cast by our shareholders approved the compensation paid to our named executive officers as described in the CD&A and the other related compensation tables and disclosures contained in our Proxy Statement filed with the SEC on April 4, 2011. The Board of Directors and the Compensation Committee reviewed the results of this vote and concluded that with this level of support, no changes to our compensation design and philosophy needed to be considered as a result of the vote. In accordance with the preference expressed by our shareholders to conduct an advisory vote on executive compensation every three years, the next advisory vote will occur at our 2014 Annual Meeting.

Summary of 2012 Compensation Decisions

While the compensation arrangements for our named executive officers during fiscal 2012 remained substantially similar to those in place during fiscal 2011, specific compensatory changes in 2012 included the following:

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Base salary raises were approved for our named executive officers, ranging from 2.4% to 17.0%. The larger adjustments approved for Mr. Heim and Mr. Meloy were implemented to reflect the increased responsibilities of these named executive officers in connection with organizational restructurings of executive roles and duties.

•

Mr. Meloy’s target bonus amount under our annual incentive plan was increased to 50% of his base salary from 40% of his base salary in 2011, in order to reflect his promotion to Chief Financial Officer. The target bonus amounts for all other named executive officers did not change from 2011.

•

On January 12, 2012, we adopted the Executive Change in Control Program, which provides “double trigger” benefits, including cash payments, to our named executive officers following a qualifying termination in connection with a change in control event. Under a “double trigger” plan, both a change in control and a qualifying termination must occur in order for an executive to be entitled to the change in control benefits. We believe these post-termination change in control benefits are appropriately aligned with shareholder interests, are important in attracting and retaining qualified executives and are in line with similar benefits provided by our Peer Group and other companies with which we compete for executive talent.

Summary of Key Strategic Results

Our main source of cash flow is from our general and limited partner interests and our incentive distribution rights in the Partnership, which is a leading provider of midstream natural gas and natural gas liquid services in the United States. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our 2012 financial results and the 2012 financial results of the Partnership as well as the 2012 strategic and operational accomplishments were both significant improvements relative to 2011 results. In summary, some of our more significant financial, operational and strategic highlights in 2012 included:

•	On balance, excellent execution across our businesses offset by weaker commodity prices, with the Partnership’s EBITDA nonetheless at the low end of public guidance;

•	Excellent execution on announced expansion projects;

•	Launch of additional expansion projects;

•	Continued development of our potential future expansion project portfolio;

•	Successful negotiation of the agreement for and closing of the acquisition of a Bakken shale midstream business;

•	A strong track record and performance regarding safety and compliance with all aspects of our business, including environmental and regulatory compliance.

See “Components of Executive Compensation Program for 2012—Annual Cash Incentive Bonus” for further detail regarding the above summary highlights.

Consistent with, and in recognition of, these achievements, in January 2013 we awarded 2012 annual cash incentive bonuses to our named executive officers at 165% of the target level. We also approved base salary raises to bring our named executive officers more closely in line with salaries provided to executives at companies within our Peer Group, adjusted for company size. The 2013 annual incentive bonus target was increased for Mr. Perkins to be more in line with those of chief executive officers at our Peer Group companies and the long-term equity incentive award opportunity for 2013 for Messrs. Perkins and Heim was increased to be more in line with those provided to executives at companies within our Peer Group, in all cases adjusted for company size. See “Role of Peer Group and Benchmarking” for a description of our Peer Group companies for 2012, including the regression methodology used by the Compensation Consultant, to adjust for company size, and see “Changes for 2013” for additional information regarding base salary and incentive bonus opportunity increases effected for fiscal 2013.

Discussion and Analysis of Executive Compensation

Compensation Philosophy

The Compensation Committee believes that total compensation for our executives should be competitive with the market in which we compete for executive talent, which encompasses not only midstream natural gas companies but also other energy industry companies as described in “Role of Peer Group and Benchmarking” below. The following compensation objectives guide the Compensation Committee in its deliberations about executive compensation matters:

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Competition Among Peers. The Compensation Committee believes our executive compensation program should provide a competitive total compensation program that enables us to attract and retain key executives.

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Accountability for Performance. The Compensation Committee believes our executive compensation program should ensure an alignment between our strategic and financial performance and the total compensation received by our named executive officers. This includes providing compensation for performance that reflects individual and company performance both in absolute terms and relative to our Peer Group.

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Alignment with Shareholder Interests. The Compensation Committee believes our executive compensation program should ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable compensation as a valuable means of supporting our strategic goals and aligning the interests of our named executive officers with those of our shareholders.

•	Supportive of Business Goals. The Compensation Committee believes that our total compensation program should support our business objectives and priorities.

Consistent with this philosophy and the compensation objectives, our executive compensation program is comprised of the following elements of compensation:

Compensation Element	Description	Role in Total Compensation
Base Salary	Competitive fixed cash compensation based on individual’s role, experience, qualifications and performance	• A core element of competitive total compensation, important in attracting and retaining key executives

Annual Cash Incentive Bonus	Variable cash payouts are tied to achievement of annual financial, operational and strategic business priorities and are determined in the sole discretion of the Compensation Committee

•   Aligns named executive officers with annual strategic, operational and financial results

•   Recognizes individual and performance-based contributions to annual results

•   Supplements base salary to help attract and retain executives

Compensation Element	Description	Role in Total Compensation
Long-Term Equity Incentive Awards	Restricted stock awards granted under our Stock Incentive Plan Equity-settled performance unit awards granted under the Partnership’s Long-Term Incentive Plan

•   Aligns named executive officers with sustained long-term value creation

•   Creates opportunity for a meaningful and sustained ownership stake

•   Combined with salary and annual bonus, provides a competitive total target direct compensation opportunity substantially contingent on our performance relative to our LTIP Peer Group

Benefits	401(k) plan, health and welfare benefits

•   Our named executive officers are eligible to participate in benefits provided to other Company employees

•   Contributes toward financial security for various life events (e.g., disability or death)

•   Generally competitive with companies in the midstream sector

Post-Termination Compensation	“Double trigger” change in control payments

•   Helps mitigate possible disincentives to pursue value-added merger or acquisition transactions if employment prospects are uncertain

•   Provides assistance with transition if post-transaction employment is not offered

Perquisites	None, other than minimal parking subsidies	• Compensation Committee’s policy is not to pay for perquisites for any of our named executive officers, other than minimal parking subsidies

Fiscal 2012 Total Direct Compensation

We review the mix of base salary, annual cash incentive bonuses and long-term equity incentive awards (i.e., total direct compensation) each year for the Company and for our Peer Group. We view the various components of total direct compensation as related but distinct and emphasize pay for performance, with a significant portion of total direct compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Although we typically target annual long-term equity incentive awards as a percentage of base salary, we have historically not operated under any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, we believe that our compensation packages are representative of an appropriate mix of compensation components, and we anticipate that we will continue to utilize a similar, though not identical, mix of compensation in future years.

The approximate allocation of total direct compensation for our named executive officers in fiscal 2012 is presented below. This reflects (i) the salary rates in effect as of December 31, 2012, (ii) target annual cash incentive bonuses for services performed in fiscal 2012, and (iii) the grant date fair value of long-term equity incentive awards granted during fiscal 2012.

Fiscal 2012 Total Direct Compensation

	Rene J. Joyce	Joe Bob Perkins	James W. Whalen	Michael A. Heim	Matthew J. Meloy
Base Salary	26%	29%	32%	31%	39%
Annual Cash Incentive Bonus	26%	23%	25%	24%	20%
Long-Term Equity Incentive Awards	48%	48%	43%	45%	41%
Total	100%	100%	100%	100%	100%

In the two full calendar years since our December 2010 public offering, the target total direct compensation (salary plus target bonus plus grant value of annual equity awards) available to our Chief Executive Officer has been set by the Compensation Committee at a level that is approximately 70% of the market total compensation level that our Peer Group company-based regression models predict for a company of our size as measured by market capitalization and total assets. The following chart illustrates the relationship between the target total direct compensation available to our Chief Executive Officer and the market level developed by our Compensation Consultant for the last three years. The decrease in the Chief Executive Officer target from 2010 to 2011 corresponds to Mr. Perkin’s appointment to that position for 2011.

Because incentive compensation comprises 72% of our Chief Executive Officer’s total compensation opportunity, the amount of compensation he may realize may be more or less than the target amount as determined in particular by our Compensation Committee’s evaluation of our performance, the total unitholder return on the Partnership’s common units and the total return of our common stock relative to peer companies.

In the two full calendar years since our December 2010 public offering, we have delivered annual total return to our shareholders of 55.2% and 33.6%, respectively.

Methodology and Process

Role of Peer Group and Benchmarking

When evaluating compensation levels for each named executive officer, the Compensation Committee, with the assistance of the Compensation Consultant, reviews publicly available compensation data for executives in our Peer Group and compensation surveys and uses that information to set compensation levels for the named executive officers in the context of their roles and levels of responsibility, accountability and decision-making authority and in the context of company size relative to the Peer Group. While compensation data from other companies is considered, the Compensation Committee and senior management do not attempt to set compensation components to meet specific benchmarks.

The Peer Group company data that is reviewed by senior management and the Compensation Committee is simply one factor out of many that is used in connection with the establishment of the compensation for our officers. The other factors considered include, but are not limited to, (i) available compensation data, rankings and comparisons, (ii) effort and accomplishment on a group and individual basis, (iii) challenges faced and challenges overcome, (iv) unique skills, (v) contribution to the management team and (vi) the perception of both the Board of Directors and the Compensation Committee of our performance relative to expectations and actual market/business conditions. All of these factors, including Peer Group company data and analysis, are utilized in a subjective assessment of each year’s decisions relating to base salary, annual cash incentive bonus, and long-term equity incentive award decisions.

The Peer Group considered by the Compensation Committee in consultation with senior management for compensation comparison purposes includes midstream master limited partnerships (“MLPs”) and other energy utilities and exploration and production companies to reflect the market in which we compete for executive talent. Our analysis places greater weight on the compensation data reported by other publicly-traded midstream partnerships that are comparable to us in size as measured by market capitalization and total assets. Utilities and exploration and production companies selected for the Peer Group, in the Compensation Committee’s opinion, provide relevant reference points because they have similar or related operations, compete in the same or similar markets, face similar regulatory challenges and require similar skills, knowledge and experience of their executive officers as we require of our executive officers.

Because many companies in the Peer Group are larger than us as measured by market capitalization and total assets, with the assistance of the Compensation Consultant, compensation data for the Peer Group companies is analyzed using multiple regression analysis to develop a prediction of the total compensation that Peer Group companies of comparable size to us would offer similarly-situated executives. The regressed data is analyzed separately for each peer group and is then weighted as follows to develop a reference point for assessing our total executive pay opportunity relative to market practice: MLPs (given a 70% weighting), exploration and production companies (“E&Ps”) (given a 15% weighting) and utility companies (given a 15% weighting). For 2012, the “Peer Group” companies were:

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MLP peer companies: Atlas Pipeline Partners, L.P., Copano Energy, L.L.C., Crosstex Energy, LP, DCP Midstream Partners, LP, Enbridge Energy Partners LP, Energy Transfer Partners, LP, Enterprise Products Partners LP, Magellan Midstream Partners, LP, MarkWest Energy Partners, LP, NuStar Energy LP, ONEOK Partners, LP, Regency Energy Partners LP and Williams Partners LP.

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E&P peer companies: Apache Corporation, Anadarko Petroleum Corporation, Cabot Oil & Gas Corp., Cimarex Energy Co., Denbury Resources Inc., Devon Energy Corporation, EOG Resources Inc., Murphy Oil Corp., Newfield Exploration Co., Noble Energy Inc., Penn Virginia Corp., Petrohawk Energy Corp., Pioneer Natural Resources Co., Southwestern Energy Co. and Ultra Petroleum Corp.

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Utility peer companies: Centerpoint Energy Inc., Dominion Resources Inc., Enbridge Inc., EQT Corp., National Fuel Gas Co., NiSource Inc., ONEOK Inc., Questar Corp., Sempra Energy, Spectra Energy Co., Southern Union Co., TransCanada Corporation and Williams Companies Inc.

Senior management and the Compensation Committee review our compensation-setting practices and Peer Group companies on at least an annual basis.

Role of Senior Management in Establishing Compensation for Named Executive Officers

Typically, under the direction of the Compensation Committee, senior management consults with the Compensation Consultant, and reviews market data and evaluates relevant compensation levels and compensation program elements towards the end of each fiscal year. Based on these consultations and assessments of performance relative to key business priorities, senior management submits emerging conclusions and, subsequently, a proposal to the Chairman of the Compensation Committee. The proposal includes a recommendation of base salary, target annual cash incentive bonus opportunity and long-term equity incentive awards to be paid or awarded to executive officers for the next fiscal year. In addition, the proposal includes a recommendation regarding the annual cash incentive bonus amount to be paid for the current fiscal year.

The Chairman of the Compensation Committee reviews and discusses the proposal with senior management and the Compensation Consultant and may discuss it with the other members of the Compensation Committee, other members of the Board of Directors, the full Board of Directors and/or the full board of directors of the general partner. The Chairman of the Compensation Committee may request that senior management provide him with additional information or reconsider or revise the proposal. The resulting recommendation is then submitted to the full Compensation Committee for consideration, which typically invites other members of the Board of Directors and the directors of the general partner, and also meets separately with the Compensation Consultant. The final compensation decisions are reported to the Board of Directors.

Our senior management has no other role in determining compensation for our named executive officers, although the Compensation Committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to the Executive Chairman of the Board or the Chief Executive Officer, provided that such administration and approval of awards does not apply for our Section 16 officers. Our executive officers are delegated the authority and responsibility to determine the compensation for all other employees.

Components of Executive Compensation Program for Fiscal 2012

Base Salary

The base salaries for our named executive officers are set and reviewed annually by the Compensation Committee. Base salaries for our named executive officers have been established based on Peer Group analysis and historical salary levels for these officers, as well as the relationship of their salaries to those of our other executive officers, taking into consideration the value of the total direct compensation opportunities available to our executive officers, including the long-term equity incentive award component of our compensation program.

For 2012, the Compensation Committee authorized increases in base salary for our named executive officers, effective March 1, 2012, as set forth in the following table. Salaries for all named executive officers were increased to recognize outstanding performance and to better align their salaries with data generated in our Compensation Consultant’s Peer Group analysis regarding expected compensation for companies of our size. The increases for Messrs. Heim and Meloy were more significant to reflect their increased responsibilities within the organization.

	Prior Salary	Base Salary Effective March 1, 2012	Percent Increase
Rene R. Joyce	$547,000	$560,000	2.4%
Joe Bob Perkins	468,000	480,000	2.6%
James W. Whalen	468,000	480,000	2.6%
Michael A. Heim	415,000	460,000	10.8%
Matthew J. Meloy	235,000	275,000	17.0%

Annual Cash Incentive Bonus

For 2012, our named executive officers were eligible to receive annual cash incentive bonuses under the 2012 Annual Incentive Plan (the “2012 Bonus Plan”), which was approved by the Compensation Committee in January 2012. The funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, are subject to the sole discretion of the Compensation Committee and will generally be determined near or following the end of the year to which the bonus relates.

The target amount of the cash bonus pool for all employees is equal to the sum of the target bonus amounts for all participants in the 2012 Bonus Plan. Each participant’s target bonus amount is equal to the product of the participant’s base salary and the participant’s target bonus percentage, which may generally range from 6.0% to 100%. For purposes of the 2012 Bonus Plan, the percentage of base salary that was set as the “target” amount for each named executive officer’s bonus was as follows:

	Target Bonus Percentage (as a % of Base Salary)	Target Bonus Amount
Rene R. Joyce	100%	$560,000
Joe Bob Perkins	80%	384,000
James W. Whalen	80%	384,000
Michael A. Heim	80%	368,000
Matthew J. Meloy	50%	137,500

Mr. Meloy’s target bonus percentage was increased from 40% to 50%, effective January 12, 2012, to recognize his increased responsibilities as our Chief Financial Officer.

The Chief Executive Officer and the Compensation Committee relied on the Compensation Consultant and market data from Peer Group companies and broader industry compensation practices to establish the target bonus percentages for the named executive officers and the applicable threshold, target and maximum percentage levels for funding the cash bonus pool, which are generally consistent with both Peer Group company and broader energy compensation practices.

The Compensation Committee, after consultation with the Chief Executive Officer, established the following overall threshold, target and maximum levels for the 2012 Bonus Plan: (i) 50% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a threshold level; (ii) 100% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a target level; and (iii) 200% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a maximum level. While the established threshold, target and maximum levels provide general guidelines in determining the funding level of the cash bonus pool each year, senior management recommends a funding level to the Compensation Committee based on our achievement of specified business priorities for the year, and the Compensation Committee ultimately determines the total amount to be allocated to the cash bonus pool in its sole discretion based on its assessment of the business priorities and our overall performance for the year.

For purposes of determining the actual funding level of the cash bonus pool and the amount of individual bonus awards under the 2012 Bonus Plan, the Compensation Committee focused on the business priorities listed in the table below. These priorities are not objective in nature—they are subjective and performance in regard to these priorities is ultimately evaluated by the Compensation Committee in its sole discretion. As such, success does not depend on achieving a particular target; rather, success is evaluated based on past norms, expectations and unanticipated obstacles or opportunities that arise. For example, hurricanes and deteriorating or changing market conditions may alter the priorities initially established by the Compensation Committee such that certain performance that would otherwise be deemed a negative may, in context, be a positive result. This subjectivity allows the Compensation Committee to account for the full industry and economic context of our actual performance and that of our personnel. The Compensation Committee considers all strategic priorities and reviews performance against the priorities and context but does not apply a formula or assign specific weightings to the strategic priorities in advance.

2012 Business Priority	Committee Consensus	Overall Assessment
Continue to control all operating, capital and general and administrative costs	Achieved

•   On balance, excellent execution across our businesses offset by weaker commodity prices, with the Partnership’s EBITDA nonetheless at the low end of public guidance:

•   Excellent execution on: volume growth for Field Gathering and Processing, fractionation and exports; major project execution; new growth projects and commercial arrangements; expense control; distribution and dividend growth; credit, inventory, hedging and balance sheet management; and, capital markets execution and investor relations

•   Somewhat offset by commodity prices, lower Coastal Gathering and Processing volumes and start-up issues related to our non-operated Gulf Coast Fractionator expansion

•   Excellent execution on announced expansion projects including: start-up of the benzene saturation and de-ethanizer and of the semi-refrigerated HD5 propane export; and Sound Terminal expansion on schedule at revised budget and Cedar Bayou Fractionator (“CBF”) Train 4 expansion and International Export Project on schedule and budget

•   Launch of additional expansion projects including: 30 MMcf/d plants at both SAOU and Sand Hills ; 200 MMcf/d plant in North Texas; and phase 2 of the International Export Project

•   Continued development of our potential future expansion project portfolio including: engineering and permitting for CBF Train 5 and for unit train facilities and the Sound and Stockton Terminals; and potential processing expansions in the Permian Basin

•   Successful negotiation of agreement for and closing of acquisition of Bakken shale midstream business

•   Strong track record and performance regarding safety and compliance with all aspects of our business, including environmental and regulatory compliance.

Invest in our businesses	Exceeded
Continue priority emphasis and strong performance relative to a safe workplace	Achieved
Reinforce business philosophy and mindset that promotes compliance with all aspects of our business including environmental and regulatory compliance	Achieved
Continue to tightly manage credit, inventory, interest rate and commodity price exposures	Achieved
Execute on major capital and development projects, such as finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding	Exceeded
Pursue selected growth opportunities, including new gathering and processing build-outs, fee-based capital expenditure projects and potential purchases of strategic assets	Exceeded
Pursue commercial and financial approaches to achieve maximum value and manage risks	Exceeded
Execute on all business dimensions, including the financial business plan	Exceeded

After reviewing the 2012 Business Priorities, Results and Overall Assessment as summarized above, in January, 2013, the Compensation Committee, in its sole discretion, approved a cash bonus pool equal to 165% of the target level under the 2012 Bonus Plan. The Compensation Committee determined to pay these above target level bonuses because it considered overall performance, including organizational performance, to have substantially exceeded expectations in 2012 based on its assessment of the key business priorities it established for 2012 despite deterioration in commodity prices.

This subjective assessment that performance substantially exceeded expectations was based on a qualitative evaluation rather than a mechanical, quantitative determination of results across each of the key business priorities. This subjective evaluation that performance had substantially exceeded expectations occurred with the background and ongoing context of (i) refinements of the 2012 business priorities by the Board of Directors and the Compensation Committee both before the beginning of and during the year, (ii) continued discussion and active dialogue between the Board of Directors and the Compensation Committee and management about priorities and performance, including routine reports sent to the Board of Directors and the Compensation Committee, (iii) detailed monthly performance communications to the Board of Directors, (iv) presentations and discussions in subsequent Board of Directors and Compensation Committee meetings, and (v) further discussion among the Board of Directors and Compensation Committee of our performance relative to expectations near the end and following the end of 2012. The extensive business and board of director experience of the members of the Compensation Committee and of our Board of Directors provides the perspective to make this subjective assessment in a qualitative manner and to evaluate management performance overall and the performance of individual executive officers.

In connection with determining the funding level of the cash bonus pool, the Compensation Committee also determined the amount of the annual cash incentive bonus payments to be made to each named executive officer under the 2012 Bonus Plan based on an evaluation of the executive group and each officer’s individual performance for the year. Because the funding level of the cash bonus pool was set at 165% of the target amount, each named executive officer was awarded a bonus amount equal to 165% of his respective target bonus amount, multiplied by a designated multiple determined by the Compensation Committee for each named executive officer based on his individual performance. The Compensation Committee determined that a performance multiplier of 1.25x should be applied to Mr. Meloy’s bonus amount for the year, based on his individual performance including his role in leading the Partnership’s execution of multiple capital markets transactions during 2012 and leading in our and the Partnership’s overall financial strategies. All other named executive officers received a 1.0x multiplier. The dollar amounts of the annual cash incentive bonus awards received by the named executive officers under the 2012 Bonus Plan to be paid by February 28, 2013 are as follows:

	Target Bonus Amount	Individual Performance Factor	Company Performance Factor	Actual Bonus Amount
Rene R. Joyce	$560,000	1.0	1.65	$924,000
Joe Bob Perkins	$384,000	1.0	1.65	$633,600
James W. Whalen	$384,000	1.0	1.65	$633,600
Michael A. Heim	$368,000	1.0	1.65	$607,200
Matthew J. Meloy	$137,500	1.25	1.65	$283,594

Long-Term Equity Incentive Awards

In connection with our initial public offering in December 2010 (the “IPO”), we adopted the 2010 Stock Incentive Plan (the “Stock Incentive Plan”) under which we may grant to the named executive officers, other key employees, consultants and directors certain equity-based awards, including restricted stock, bonus stock and performance-based awards. In addition, the general partner sponsors and maintains the Targa Resources Partners Long-Term Incentive Plan (the “Long-Term Incentive Plan”), under which the general partner may grant equity-based awards related to the Partnership’s common units to individuals, including the named executive officers, who provide services to the Partnership.

The Compensation Committee determines the amount of long-term equity incentive awards under the Stock Incentive Plan and recommends to the board of directors of the general partner an amount of long-term equity incentive awards under the Partnership’s Long-Term Incentive Plan that it believes is appropriate as a component of total compensation for each named executive officer for a given year based on its decisions regarding each named executive officer’s total compensation targets. The Long-Term Incentive Plan awards are ultimately determined and approved by the general partner’s board of directors. Long-term incentive awards to our named executive officers under the Stock Incentive Plan and the Long-Term Incentive Plan are made at the beginning of each year.

For 2012, the value of the long-term equity incentive component of our named executive officers’ compensation was allocated approximately (i) twenty-five (25%) to restricted stock awards under the Stock Incentive Plan and (ii) seventy-five (75%) to equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan. This allocation is based on the dollar value of the awards on the date of grant. The total dollar value of long-term equity incentive awards for each named executive officer for a given year is typically equal to a specified percentage of the officer’s base salary; however, the Compensation Committee may, in its discretion, award additional long-term equity incentive awards if deemed appropriate. The number of shares or units subject to each award is determined by dividing the total dollar value allocated to the award by the ten day average closing price of the shares or units for the period ending five business days prior to the date of grant.

The Compensation Committee believes that the combination of equity awards consisting of restricted stock (25% of award value) and equity-settled performance units (75% of award value) granted to our named executive officers provides a balance of performance-based long-term incentives and of parent and subsidiary MLP equity. The restricted stock awards are time-based awards that capture absolute total return performance of our common stock, and the equity-settled performance unit awards reflect both the absolute total return of the Partnership’s common units with variable performance based on the total return of the Partnership’s units in relation to the LTIP Peer Group (defined below). Also, this mix effectively aligns the named executive officer’s interests with both the interests of our stockholders and the interests of the Partnership’s unitholders. The Compensation Committee allocates a larger portion of each named executive officer’s long-term equity incentive compensation to equity-settled performance unit awards because these awards link executive compensation not only to the value of Partnership equity over time, but also to the relative performance of the Partnership compared to other midstream partnerships with which the Partnership competes.

Restricted Stock Awards. On January 12, 2012, our named executive officers were awarded restricted shares of our common stock under the Stock Incentive Plan in the following amounts: (i) 6,565 restricted shares to Mr. Joyce, (ii) 5,035 restricted shares to Mr. Perkins, (iii) 4,235 restricted shares to Mr. Whalen, (iv) 4,399 restricted shares to Mr. Heim, and (v) 1,866 restricted shares to Mr. Meloy. These restricted stock awards vest in full on the third anniversary of the grant date, subject to the officer’s continued service. Accelerated vesting provisions applicable to these awards in the event of certain terminations of employment and/or a change in control are described in detail below under “—Potential Payments Upon Termination or Change in Control—Stock Incentive Plan.” During the period the restricted shares are outstanding and unvested, we accrue any dividends paid by us in an amount equal to the dividends paid with respect to a share of common stock times the number of restricted shares awarded. At the time the restricted shares vest, the named executive officers will receive a cash payment equal to the amount of dividends accrued with respect to such named executive officer’s vested shares.

Equity-Settled Performance Unit Awards. Our named executive officers also receive awards of equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan. The vesting of these awards is dependent on the Partnership’s performance relative to the performance of a specified comparator group of publicly-traded partnerships (the “LTIP Peer Group”). These awards, which are settled in Partnership common units, are designed to align the interests of the named executive officers and other key employees with those of the Partnership’s equity holders.

On January 12, 2012, our named executive officers were awarded equity-settled performance units under the Partnership’s Long-Term Incentive Plan in the following amounts: (i) 21,240 performance units to Mr. Joyce, (ii) 16,290 performance units to Mr. Perkins, (iii) 13,702 performance units to Mr. Whalen, (iv) 14,233 performance units to Mr. Heim, and (v) 6,039 performance units to Mr. Meloy.

The performance period for the 2012 performance unit awards began on June 30, 2012 and ends on June 30, 2015. Provided a named executive officer remains continuously employed throughout the performance period, his 2012 performance units will vest on June 30, 2015 and will be settled as soon as practicable following the vesting date by the issuance of a number of Partnership common units equal to the number of performance units awarded multiplied by the “performance vesting percentage,” which may range from 0% to 150%, dependent upon the relative total return performance of the Partnership’s common units compared to the LTIP Peer Group.

For performance results that fall between the 25th percentile and the 50th percentile of the LTIP Peer Group, the performance vesting percentage will be interpolated between 25% and 100% and, for performance results that fall between the 50th percentile and 75th percentile, the performance vesting percentage will be interpolated between 100% and 150%. If the Partnership’s performance is above the 75th percentile of the LTIP Peer Group, the performance vesting percentage will be 150% of the award. If the Partnership’s performance is below the 25th percentile of the LTIP Peer Group, the performance vesting percentage will be 0%.

For the 2012 performance unit awards, the LTIP Peer Group is composed of the Partnership and the following other companies:

Copano Energy, L.L.C.	MarkWest Energy Partners, LP
Crosstex Energy, LP	Martin Midstream Partners LP
DCP Midstream Partners, LP	ONEOK Partners, LP
Enbridge Energy Partners LP	Plains All American Pipeline L.P.
Energy Transfer Partners, LP	Regency Energy Partners LP
Magellan Midstream Partners, LP	Williams Partners LP

The LTIP Peer Group is not composed of the same companies as the peer group companies employed for developing market reference points for executive pay because the companies in those groups are those with which we compete for executive talent. Companies in the LTIP Peer Group are principally those companies with which the Partnership competes to varying extents in the midstream sector.

The board of directors of the general partner has the ability to modify the LTIP Peer Group in the event a company listed above ceases to be publicly traded or another significant event occurs and a company is determined to no longer be one of the Partnership’s peers.

For purposes of the performance unit awards, the Partnership’s performance is determined based on the comparison of “total return” of a Partnership common unit for the performance period to the “total return” of a common share/unit of each member of the LTIP Peer Group for the performance period. “Total return” is measured by (i) subtracting the average closing price per share/unit for the first ten trading days of the performance period (the “Beginning Price”) from the sum of (a) the average closing price per share/unit for the last ten trading days ending on the date that is 15 days prior to the end of the performance period, plus (b) the aggregate amount of dividends/distributions paid with respect to a share/unit during such period (such result is referred to as the “Value Increase”), and (ii) dividing the Value Increase by the Beginning Price. During the period the performance unit awards are outstanding, the Partnership accrues any cash distributions paid by the Partnership in an amount equal to the cash distributions paid with respect to a common unit times the number of performance units awarded. At the time the performance unit awards are settled, the named executive officers will also receive a cash payment equal to the amount of cash distributions accrued with respect to a common unit times the number of such named executive officer’s vested units.

The following charts illustrate the total return for the Partnership’s common units compared to the total return of each other company in the LTIP Peer Group measured over the period beginning in June 30 of each year in which the long-term incentive awards were made, using the Beginning Price described above, and continuing through January 10, 2013.

Severance and Change in Control Benefits. On January 12, 2012, the Compensation Committee adopted the Executive Officer Change in Control Program (the “Change in Control Program”), in which each of our named executive officers is eligible to participate. Prior to 2012, none of our named executive officers (other than Mr. Meloy) was eligible to participate in any arrangement providing cash payments upon a change in control or specified termination of employment events. The Change in Control Program provides for post-termination payments following a qualifying termination in connection with a change in control event, or what is commonly referred to as a “double trigger” benefit. The vesting of certain of our long-term equity incentive compensation awards accelerates upon a change in control irrespective of whether the officer is terminated, and/or upon certain termination of employment events, such as death, disability or a termination by us without cause. Please see “—Potential Payments Upon Termination or Change in Control” below for further information.

We believe that the Change in Control Program and the accelerated vesting provisions in our long-term equity incentive awards create important retention tools for us and are consistent with the practices of most of our industry peers. Accelerated vesting of long-term equity incentive awards upon a change in control enables our named executive officers to realize value from these awards consistent with value created for investors upon the closing of a transaction. In addition, we believe that post termination benefits may, in part, mitigate some of the potential uncertainty created by a potential or actual change in control transaction, including the future employment of the named executive officers, thus allowing management to focus on the business transaction at hand.

Retirement, Health and Welfare, and Other Benefits. We offer eligible employees participation in a section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”) to enable employees to save for retirement through a tax-advantaged combination of employee and company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. Our employees, including our named executive officers, are eligible to participate in our 401(k) Plan and may elect to defer up to 30% of their eligible compensation on a pre-tax basis (or on a post-tax basis via a Roth contribution) and have it contributed to the 401(k) Plan, subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our named executive officers: (i) 3% of the employee’s eligible compensation, and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. In addition, we may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Company contributions to the 401(k) Plan may be subject to certain limitations under the Code for certain employees. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan for our named executive officers or other employees.

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, life insurance, dental coverage and disability insurance. It is the Compensation Committee’s policy not to pay for perquisites for any of our named executive officers, other than minimal parking subsidies.

Changes for 2013

Base Salary

The Compensation Committee authorized, and executive management will implement, the following increased base salaries for our named executive officers effective March 1, 2013.

	Effective March 1, 2013	Current Salary
Rene R. Joyce	$560,000	$560,000
Joe Bob Perkins	525,000	480,000
James W. Whalen	480,000	480,000
Michael A. Heim	485,000	460,000
Matthew J. Meloy	325,000	275,000

Mr. Joyce and Mr. Whalen did not receive base salary increases for 2013 at their request. The Compensation Committee authorized base salary increases for the other named executive officers in order to more closely align the total direct compensation of these individuals with the total direct compensation provided to similarly situated executives at companies within our Peer Group, adjusted for company size and to reflect professional growth and the assumption of additional responsibilities. The analysis provided to the Compensation Committee by the Compensation Consultant indicates that the 2013 total target direct compensation of our Chief Executive Officer remains more than 25% below the competitive amount suggested by the market trend line that was developed through regression analysis of Peer Group pay programs.

Annual Cash Incentive Bonus

In preparing our business plan for 2013, senior management developed and proposed a set of business priorities to the Compensation Committee. The Compensation Committee adopted the business priorities proposed by senior management, with certain modifications requested by the Compensation Committee, for purposes of the 2013 Annual Incentive Plan (the “2013 Bonus Plan”). The 2013 business priorities are similar to those in effect for 2012 and have been revised to reflect a focus on EBITDA and distribution/dividend growth, our recent Bakken shale midstream acquisition and retaining qualified talent, and specifically include the following:

•	execute on all business dimensions, including 2013 guidance for EBITDA and distribution/dividend growth as furnished from time to time,

•	successfully integrate and commercialize the Bakken shale midstream acquisition including contribution to 2013 guidance,

•	continue priority emphasis and strong performance relative to a safe workplace,

•	reinforce business philosophy and mindset that promotes compliance in all aspects of our business including environmental and regulatory compliance,

•	continue to attract and retain the operational and professional talent needed in our businesses,

•	continue to control all costs—operating, capital and G&A,

•	continue to manage tightly credit, inventory, interest rate and commodity price exposures,

•	execute on major capital and development projects—finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding,

•	pursue selected growth opportunities including G&P build outs, fee-based capex projects, and potential purchases of strategic assets, and

•	pursue commercial and financial approaches to achieve maximum value and manage risks.

The overall threshold, target and maximum funding percentages for the 2013 Bonus Plan remain the same as for the 2012 Bonus Plan. In addition, the target bonus percentage (as a percentage of base salary) for each named executive officer (other than Mr. Perkins) remains the same for 2013. Mr. Perkins’ target bonus percentage for 2013 has been increased from 80% of base salary to 100% of base salary in order to more closely align his total direct compensation with the total direct compensation provided to similarly situated chief executive officers at companies within our Peer Group, adjusted for company size. As with the 2012 Bonus Plan, funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, are subject to the sole discretion of the Compensation Committee.

Long-Term Incentive Awards

Restricted Stock Awards. On January 15, 2013, our named executive officers were awarded restricted shares of our common stock under the Stock Incentive Plan in the following amounts: (i) 4,960 restricted shares to Mr. Joyce, (ii) 4,895 restricted shares to Mr. Perkins, (iii) 3,200 restricted shares to Mr. Whalen, (iv) 4,296 restricted shares to Mr. Heim, and (v) 1,742 restricted shares to Mr. Meloy. These restricted stock awards vest in full on the third anniversary of the grant date, subject to the officer’s continued service.

Equity-Settled Performance Unit Awards. On January 15, 2013, our named executive officers were awarded equity-settled performance units under the Partnership’s Long-Term Incentive Plan in the following amounts: (i) 21,251 performance units to Mr. Joyce, (ii) 20,971 performance units to Mr. Perkins, (iii) 13,709 performance units to Mr. Whalen, (iv) 18,405 performance units to Mr. Heim, and (v) 7,465 performance units to Mr. Meloy. The vesting and settlement value of these performance unit awards will be determined using the formula adopted for the performance unit awards granted on January 12, 2012, except that the performance period for the 2013 awards will begin on June 30, 2013 and end on June 30, 2016. Please see “Components of Executive Compensation Program for Fiscal 2012– Long-Term Equity Incentive Awards—Equity-Settled Performance Unit Awards.”

Other Compensation Matters

Accounting Considerations. We account for the equity compensation expense for our employees, including our named executive officers, under the rules of FASB ASC Topic 718, which requires us to estimate and record an expense for each award of long-term equity incentive compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Clawback Policy. To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock agreements covering grants made to our named executive officers and other employees in 2011 and later years do include language providing that any compensation, payments or benefits provided under such an award (including profits realized from the sale of earned shares) are subject to clawback to the extent required by applicable law.

Securities Trading Policy. All of our officers, employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits officers, employees and directors from engaging in certain short-term or speculative transactions involving our securities. Specifically, the policy provides that officers, employees and directors may not engage in the following transactions: (i) purchasing our common stock on margin, (ii) short sales of our common stock, or (iii) the purchase or sale of options of any kind, whether puts or calls, or other derivative securities, relating to our common stock.

Compensation Risk Assessment

The Compensation Committee has reviewed the relationship between our risk management policies and compensation policies and practices and has concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the sole discretion for determining the actual amount paid to executives pursuant to our annual cash incentive bonus program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. Further, our use of long-term equity incentive compensation serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

COMPENSATION COMMITTEE REPORT

Messrs. Crisp, Redd and Kagan are the current members of our Compensation Committee. Prior to February 26, 2013, the members of the Compensation Committee were Messrs. Crisp, Kagan and Hwang. Effective February 26, 2013, In Seon Hwang resigned from his position as a member of the Board of Directors and as a member of the Compensation Committee. The Board of Directors appointed Mr. Redd as a member of the Compensation Committee to replace Mr. Hwang. In fulfilling its oversight responsibilities, the Compensation Committee, as composed prior to February 26, 2013, has reviewed and discussed with management the Compensation Discussion and Analysis contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and in this proxy statement. Based on these reviews and discussions, the Compensation Committee, as composed prior to February 26, 2013, recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2012 and in this proxy statement for filing with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee

Charles R. Crisp, Chairman	Peter R. Kagan

Executive Compensation Tables

Summary Compensation Table for 2012

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2012, 2011 and 2010. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total
Joe Bob Perkins	2012	$478,000	$633,600	$784,417	$21,181	$1,917,198
Chief Executive Officer	2011	454,000	748,800	542,079	20,715	1,765,594
	2010	361,250	823,191	3,831,960	20,448	5,036,849

Matthew J. Meloy	2012	268,333	283,594	290,776	20,210	862,913
Senior Vice President,	2011	228,125	235,000	160,859	19,771	643,755
Chief Financial Officer and Treasurer	2010	195,625	224,100	493,350	19,740	932,815

Rene R. Joyce	2012	557,833	924,000	1,022,777	27,739	2,532,349
Executive Chairman of	2011	529,000	1,094,000	979,380	23,394	2,625,774
the Board of Directors	2010	410,000	1,120,067	5,358,408	22,410	6,910,885

James W. Whalen	2012	478,000	633,600	659,793	30,580	1,801,973
Advisor to Chairman	2011	454,000	748,800	542,079	29,587	1,774,466
and CEO	2010	356,750	593,280	3,831,960	22,338	4,804,328

Michael A. Heim	2012	452,500	607,200	685,357	23,188	1,768,245
President and Chief	2011	403,500	664,000	480,517	22,400	1,570,417
Operating Officer	2010	328,000	1,469,275	2,699,620	21,776	4,518,671

(1)	For 2012, represents payments pursuant to our 2012 Bonus Plan. Please see “—Components of Executive Compensation Program for Fiscal 2012—Annual Cash Incentive Bonus.” Note that, in prior filings, the payments reported under this column for 2010 were reported in the “Non-Equity Incentive Plan Compensation” column. As discussed above, payments pursuant to our Bonus Plan are discretionary and not based on objective performance measures.
(2)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock awards under our Stock Incentive Plan and of equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan, in each case, granted in 2012 and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 22 to our “Consolidated Financial Statements” beginning on page F-1 of our Annual Report on Form 10-K for fiscal year 2012. Detailed information about the amount recognized for specific awards is reported in the table under “—Grants of Plan-Based Awards for 2012” below. The grant date fair value of each restricted share subject to the restricted stock awards granted on January 12, 2012, assuming vesting will occur, is $38.72. The grant date fair value of each performance unit subject to the equity-settled performance unit awards granted on January 12, 2012 is $41.54, computed in accordance with FASB ASC Topic 718. Assuming, instead, a payout percentage for these performance unit awards of 150%, which is the maximum payout percentage under the awards, the aggregate grant date fair value of the equity-settled performance unit awards granted on January 12, 2012 for each named executive officer is as follows: Mr. Joyce—$1,323,464; Mr. Meloy—$376,311; Mr. Perkins—$1,015,030; Mr. Whalen—$853,772; and Mr. Heim—$886,879.

(3)	For 2012 “All Other Compensation” includes (i) the aggregate value of all employer-provided contributions to our 401(k) plan and (ii) the dollar value of life insurance coverage provided by the Company.

Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance	Total
Joe Bob Perkins	20,000	1,181	21,181
Matthew J. Meloy	20,000	210	20,210
Rene R. Joyce	20,000	7,739	27,739
James W. Whalen	20,000	10,580	30,580
Michael A. Heim	20,000	3,188	23,188

Grants of Plan Based Awards for 2012

The following table and the footnotes thereto provide information regarding grants of plan-based equity awards made to the named executive officers during 2012:

		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Equity Awards (2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mr. Perkins	01/12/12				5,035	$194,955
	01/12/12	5,816	16,290	24,435		589,462
Mr. Meloy	01/12/12				1,866	72,252
	01/12/12	2,156	6,039	9,059		218,524
Mr. Joyce	01/12/12				6,565	254,197
	01/12/12	7,583	21,240	31,860		768,580
Mr. Whalen	01/12/12				4,235	163,979
	01/12/12	4,892	13,702	20,553		495,814
Mr. Heim	01/12/12				4,399	170,329
	01/12/12	5,081	14,233	21,350		515,028

(1)	The grants on January 12, 2012 are restricted stock awards granted under our Stock Incentive Plan and equity-settled performance units granted under the Partnership’s Long-Term Incentive Plan. For a detailed description of how performance achievements will be determined for the equity-settled performance units, see “—Components of Executive Compensation Program for Fiscal 2012—Long-Term Equity Incentive Awards—Equity-Settled Performance Unit Awards.”
(2)	The dollar amounts shown for the restricted stock awards granted on January 12, 2012 are determined by multiplying the shares reported in the table by $38.72, which is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The dollar amounts shown for the equity-settled performance units granted on January 12, 2012 are determined by multiplying the number of units equal to approximately 87% of the number of units reported in the table under the “Target” column by $41.54, which is the grant date fair value of awards computed in accordance with FASB ASC Topic 718 and is consistent with the estimate of aggregate compensation cost to be recognized over the service period of the awards, excluding the effect of estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

A discussion of 2012 salaries, bonuses, incentive plans and awards is set forth in “—Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the 2012 restricted stock awards under our Stock Incentive Plan and the 2012 equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan, such as the vesting schedule of such awards, any applicable performance-based conditions, and the extent to which dividends and distributions are paid with respect to such awards.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2012 for each of our named executive officers.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (4)
Joe Bob Perkins	36,477	$1,927,445	46,855	$1,751,440
Matthew J. Meloy	12,096	639,153	14,998	560,625
Rene R. Joyce	62,705	3,313,332	69,431	2,595,331
James W. Whalen	35,677	1,885,173	43,871	1,639,898
Michael A. Heim	32,523	1,718,515	38,931	1,455,241

(1)	Represents the following shares of restricted stock under our Stock Incentive Plan held by our named executive officers:

	December 10, 2010 Award (a)	February 14, 2011 Award (b)	January 12, 2012 Award (c)	Total
Joe Bob Perkins	27,192	4,250	5,035	36,477
Matthew J. Meloy	8,970	1,260	1,866	12,096
Rene R. Joyce	48,450	7,690	6,565	62,705
James W. Whalen	27,192	4,250	4,235	35,677
Michael A. Heim	24,354	3,770	4,399	32,523

(a)	The restricted shares subject to the December 10, 2010 awards are subject to the following vesting schedule: 60% of the restricted shares vested on December 10, 2012 and the remaining 40% of the restricted shares will vest on December 10, 2013.
(b)	The restricted shares subject to the February 14, 2011 awards are subject to the following vesting schedule: 100% of the restricted shares vest on February 14, 2014.
(c)	The restricted shares subject to the January 12, 2012 awards are subject to the following vesting schedule: 100% of the restricted shares vest on January 12, 2015.
(2)	The dollar amounts shown are determined by multiplying the number of shares of restricted stock reported in the table by the closing price of a share of our common stock on December 31, 2012 ($52.84). The amounts do not include the related distribution equivalent rights for the award.
(3)	Represents the following performance units linked to the performance of the Partnership’s common units held by our named executive officers:

	December 3, 2009 Award (a)	August 2, 2010 Award (b)	February 17, 2011 Award (c)	January 12, 2012 Award (d)	Total
Joe Bob Perkins	13,860	—	16,705	16,290	46,855
Matthew J. Meloy	—	4,000	4,959	6,039	14,998
Rene R. Joyce	18,025	—	30,166	21,240	69,431
James W. Whalen	13,464	—	16,705	13,702	43,871
Michael A. Heim	9,894	—	14,804	14,233	38,931

(a)	Reflects the target number of performance units granted to the named executive officers on December 3, 2009. Vesting of these awards is contingent upon continuous active employment at the end of the performance period, which ends June 30, 2013, and the Partnership’s performance over the applicable performance period measured against a peer group of companies.

(b)	Reflects the target number of performance units granted to the named executive officer on August 2, 2010 . Vesting of this award is contingent upon continuous active employment at the end of the performance period, which ends June 30, 2013, and the Partnership’s performance over the applicable performance period measured against a peer group of companies.
(c)	Reflects the target number of performance units granted to the named executive officers on February 17, 2011 multiplied by a performance percentage of 142.9%. Vesting of these awards is contingent upon continuous active employment at the end of the performance period, which ends June 30, 2014, and the Partnership’s performance over the applicable performance period measured against a peer group of companies.
(d)	Reflects the target number of performance units granted to the named executive officers on January 12, 2012 multiplied by a performance percentage of 100%. Vesting of these awards is contingent upon continuous active employment at the end of the performance period, which ends June 30, 2015, and the Partnership’s performance over the applicable performance period measured against a peer group of companies.
(4)	The dollar amounts shown are determined by multiplying the number of performance units reported in the table by the closing price of a common unit of the Partnership on December 31, 2012 ($37.38). The amounts do not include the related distribution equivalent rights for the award.

Option Exercises and Stock Vested in 2012

The following table provides the amount realized during 2012 by each named executive officer upon the vesting of restricted stock and performance unit awards. None of our named executive officers exercised any option awards during the 2012 year and, currently, there are no options outstanding under any of our plans.

	Stock Vested for 2012		Units Vested for 2012
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)	Number of Units Acquired on Vesting (3)	Value Realized on Vesting (4)
Joe Bob Perkins	40,788	$1,952,929	20,800	$741,520
Matthew J. Meloy	13,455	644,225	7,500	267,375
Rene R. Joyce	72,675	3,479,679	34,000	1,212,100
James W. Whalen	40,788	1,952,929	—	—
Michael A. Heim	36,531	1,749,104	20,800	741,520

(1)	Shares of restricted stock granted under our Stock Incentive Plan on December 10, 2010, which vested on December 10, 2012 (60% of the total number of restricted shares subject to each grant).
(2)	Computed with respect to the restricted stock awards granted under our Stock Incentive Plan, by multiplying the number of shares of stock vesting by the closing price of a share of common stock on the December 10, 2012 vesting date ($47.88) and does not include associated dividends accrued during the vesting period.
(3)	Performance units linked to the performance of the Partnership’s common units granted under the Partnership’s Long-Term Incentive Plan in January 2009 (in August 2009 with respect to Mr. Meloy), which vested on June 30, 2012, at the 100% payout level.
(4)	Computed as the number of performance units vested multiplied by the closing price of a Partnership common unit on June 29, 2012 ($35.65), since the June 30, 2012 vesting date was not a trading day, and does not include associated distributions accrued during the vesting period.

Pension Benefits

Other than our 401(k) Plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Aggregate Payments

The table below reflects the aggregate amount of payments and benefits that we believe our named executive officers would have received under our Executive Officer Change in Control Severance Program (the “Change in Control Program”), our Stock Incentive Plan and the Partnership’s Long-Term Incentive Plan upon certain specified termination of employment events and/or a change in control, in each case, that occurred on December 31, 2012. Details regarding individual plans and arrangements follow the table. The amounts below constitute estimates of the amounts that would be paid to our named executive officers upon each designated event, and do not include any amounts accrued through fiscal 2012 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary and benefits generally available to all salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name	Change in Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability
Joe Bob Perkins	$3,716,541	$6,355,831	2,108,018	$3,716,541
Matthew J. Meloy	1,214,345	2,499,134	675,198	1,214,345
Rene R. Joyce	5,921,379	9,316,935	3,124,135	5,921,379
James W. Whalen	3,556,379	6,183,936	1,973,111	3,556,379
Michael A. Heim	3,193,478	5,724,768	1,752,484	3,193,478

Executive Officer Change in Control Severance Program

We adopted the Change in Control Program on and effective as of January 12, 2012. Each of our named executive officers became eligible to participate in the Change in Control Program during the 2012 calendar year.

The Change in Control Program is administered by our Vice President—Human Resources. The Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum cash payment within 60 days following the date of termination, equal to three times (i) the participant’s annual salary as of the date of the Change in Control or the date or termination, whichever is greater, and (ii) the amount of the participant’s annual salary multiplied by the participant’s most recent “target” bonus percentage specified by the Compensation Committee prior to the Change in Control. In addition, the participant (and his eligible dependents, as applicable) will receive the continuation of their medical and dental benefits until the earlier to occur of (a) three years from the date of termination, or (b) the date the participant becomes eligible for coverage under another employer’s plan.

For purposes of the Change in Control Program, the following terms will generally have the meanings set forth below:

•

Cause means discharge of the participant by us on the following grounds: (i) the participant’s gross negligence or willful misconduct in the performance of his duties, (ii) the participant’s conviction of a felony or other crime involving moral turpitude, (iii) the participant’s willful refusal, after 15 days’ written notice, to perform his material lawful duties or responsibilities, (iv) the participant’s willful and material breach of any corporate policy or code of conduct, or (v) the participant’s willfully engaging in conduct that is known or should be known to be materially injurious to us or our subsidiaries.

•

Change in Control means any of the following events: (i) any person (other than the Partnership) becomes the beneficial owner of more than 20% of the voting interest in us or in the general partner, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the general partner (other than to the Partnership or its affiliates), (iii) a transaction resulting in a person other than Targa Resources GP LLC or an affiliate being the general partner of the Partnership, (iv) the consummation of any merger, consolidation or reorganization involving us or the general partner in which less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is beneficially owned by the stockholders of the Company or the general partner, immediately prior to the consummation of the transaction, or (v) a majority of the members of the Board of Directors or the Board of Directors of the general partner is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the applicable Board of Directors before the date of the appointment or election.

•

Good Reason means: (i) a material reduction in the participant’s authority, duties or responsibilities, (ii) a material reduction in the participant’s base compensation, or (iii) a material change in the geographical location at which the participant must perform services. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

•	Qualifying Termination means (i) an involuntary termination of the individual’s employment by us without Cause or (ii) a voluntary resignation of the individual’s employment for Good Reason.

All payments due under the Change in Control Program will be conditioned on the execution and nonrevocation of a release for our benefit and the benefit of our related entities and agents. The Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

If amounts payable to a named executive officer under the Change in Control Program (together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”) exceed the amount allowed under section 280G of the Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

The following table reflects payments that would have been made to each of the named executive officers under the Change in Control Program in the event there was a Change in Control and the officer incurred a Qualifying Termination, in each case, as of December 31, 2012.

Name	Qualifying Termination Following Change in Control (1)
Joe Bob Perkins	$2,639,290
Matthew J. Meloy	1,284,790
Rene R. Joyce	3,395,556
James W. Whalen	2,627,556
Michael A. Heim	2,531,290

(1)	Includes 3 years’ worth of continued participation in our medical and dental plans, calculated based on the monthly employer-paid portion of the premiums for our medical and dental plans as of December 31, 2012 for each named executive officer and his eligible dependents in the following amounts: (a) Mr. Perkins—$47,290, (b) Mr. Meloy—$47,290, (c) Mr. Joyce—$35,556, (d) Mr. Whalen—$35,556, and (e) Mr. Heim—$47,290.

Stock Incentive Plan

Each of our named executive officers held outstanding restricted stock awards under our form of restricted stock agreement (the “Stock Agreement”) and the Stock Incentive Plan as of December 31, 2012. If a “Change in Control” occurs and the named executive officer has remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs, then the restricted stock granted to him under the Stock Agreements, and related dividends then credited to him, will fully vest on the date upon which such Change in Control occurs.

Restricted stock granted to a named executive officer under the Stock Agreements, and related dividends then credited to him, will also fully vest if the named executive officer’s employment is terminated by reason of death or a “Disability.” If a named executive officer’s employment with us is terminated for any reason other than death or Disability, then his unvested restricted stock is forfeited to us for no consideration.

The following terms generally have the following meanings for purposes of the Stock Incentive Plan and Stock Agreements:

•	Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, us.

•

Change in Control means the occurrence of one of the following events: (i) any person or group acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of the our voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the general partner; (ii) the liquidation or dissolution of us or the approval by the limited partners of the Partnership of a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by us of all or substantially all of our assets in one or more transactions to any person other than Warburg Pincus LLC or any other Affiliate; (iv) the sale or disposition by either the Partnership or the general partner of all or substantially all of its assets in one or more transactions to any person other than to Warburg Pincus LLC, the general partner, or any other Affiliate; (v) a transaction resulting in a person other than Targa Resources GP LLC or an Affiliate being the general partner of the Partnership; or (vi) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors.

•	Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Stock Incentive Plan and related Stock Agreements in the event there was a Change in Control or their employment was terminated due to death or Disability, each as of December 31, 2012. The amounts reported below assume that the price per share of our common stock was $52.84, which was the closing price per share of our common stock on December 31, 2012.

Name	Change in Control		Termination for Death or Disability
Joe Bob Perkins	$2,007,139	(1)	$2,007,139	(1)
Matthew J. Meloy	665,309	(2)	665,309	(2)
Rene R. Joyce	3,453,614	(3)	3,453,614	(3)
James W. Whalen	1,964,214	(4)	1,964,214	(4)
Michael A. Heim	1,789,725	(5)	1,789,725	(5)

(1)

Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $1,436,825 and $66,596, respectively, relate to the restricted shares and related dividend rights granted on December 10, 2010, which are scheduled to vest December 10, 2013; (b) $224,570 and $8,989, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which are scheduled to vest February 14, 2014; and (c) $266,049 and $4,110, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015.
(2)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $473,975 and $21,968, respectively, relate to the restricted shares and related dividend rights granted on December 10, 2010, which are scheduled to vest December 10, 2013; (b) $66,578 and $2,665, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which are scheduled to vest February 14, 2014; and (c) $98,599 and $1,523, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015.
(3)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $2,560,098 and $118,659, respectively, relate to the restricted shares and related dividend rights granted on December 10, 2010, which are scheduled to vest December 10, 2013; (b) $406,340 and $16,264, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which are scheduled to vest February 14, 2014; and (c) $346,895 and $5,359, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015.
(4)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $1,436,825 and $66,596, respectively, relate to the restricted shares and related dividend rights granted on December 10, 2010, which are scheduled to vest December 10, 2013; (b) $224,570 and $8,989, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which are scheduled to vest February 14, 2014; and (c) $223,777 and $3,457, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015.
(5)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $1,286,865 and $59,645, respectively, relate to the restricted shares and related dividend rights granted on December 10, 2010, which are scheduled to vest December 10, 2013; (b) $199,207 and $7,974, respectively, relate to the restricted shares and related dividend rights granted on February 14, 2011, which are scheduled to vest February 14, 2014; and (c) $232,443 and $3,591, respectively, relate to the restricted shares and related dividend rights granted on January 12, 2012, which are scheduled to vest on January 12, 2015.

Partnership’s Long-Term Incentive Plan

Each of our named executive officers held outstanding performance unit awards under the Partnership’s form of performance unit grant agreement (the “Performance Unit Agreement”) and the Partnership’s Long-Term Incentive Plan as of December 31, 2012. If a “Change in Control” occurs during the performance period established for the performance units and related distribution equivalent rights granted to a named executive officer under the Performance Unit Agreements prior to 2011, the performance units and related distribution equivalent rights then credited to a named executive officer will be cancelled and the named executive officer will be paid an amount in cash equal to the sum of (i) the product of (a) the fair market value of a common unit of the Partnership multiplied by (b) the target number of performance units granted to the named executive officer, plus (ii) the amount of distribution equivalent rights then credited to the named executive officer, if any. If a Change in Control occurs during the performance period established for the performance units and related distribution rights granted to a named executive officer under the Performance Unit Agreements in 2011 and later years, the performance units will be settled upon the occurrence of the Change in Control by providing the named executive officer with a number of common units of the Partnership equal to the target number of performance units granted to the named executive officer plus a cash payment in the amount of distribution equivalent rights then credited to the named executive officer, if any. The general partner may elect to settle the performance unit awards in cash instead of in common units.

Generally, performance units and the related distribution equivalent rights granted to a named executive officer under a Performance Unit Agreement will be automatically forfeited without payment upon the termination of the named executive officer’s employment with us and our affiliates. However, if a named executive officer’s employment is terminated by reason of his death or “Disability” or is terminated by us other than for “Cause,” he will become vested in the performance units that he is otherwise qualified to receive payment for based on achievement of the performance goal at the end of the performance period as if the named executive officer had remained continuously employed through the end of the performance period.

The following terms generally have the meanings specified below for purposes of the Partnership’s Long-Term Incentive Plan:

•

Change in Control means (i) any person or group, other than an affiliate, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Partnership or the general partner, (ii) the limited partners of the Partnership approve a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by either the Partnership or the general partner of all or substantially all of its assets in one or more transactions to any person other than the general partner or one of the general partner’s affiliates, or (iv) a transaction resulting in a person other than Targa Resources GP LLC or one of its affiliates being the general partner of the Partnership.

•

Cause means (i) failure to perform assigned duties and responsibilities, (ii) engaging in conduct which is injurious (monetarily or otherwise) to us or our affiliates, (iii) breach of any corporate policy or code of conduct established by us or our affiliates, or breach of any agreement between the named executive officer and us or our affiliates, or (iv) conviction of a misdemeanor involving moral turpitude or a felony. If the named executive officer is a party to an agreement with us or our affiliates in which this term is defined, then that definition will apply for purposes of the Long-Term Incentive Plan and the Performance Unit Agreement.

•	Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Partnership’s Long-Term Incentive Plan and related Performance Unit Agreements in the event there was a Change in Control or their employment was terminated due to death or Disability or by us without Cause, each as of December 31, 2012. The amounts reported below assume that the price per Partnership common unit was $37.38, which was the closing price per common unit on December 31, 2012. In addition, the amounts reported below in the “Termination for Death or Disability or Without Cause” column assume that the applicable performance period for each award ended December 31, 2012 and are based on achieving the next higher performance level for the award (if any) that exceeds performance for the 2012 fiscal year.

Name	Change in Control		Termination for Death or Disability or Without Cause
Joe Bob Perkins	$1,709,402	(1)	$2,108,018	(1)
Matthew J. Meloy	549,036	(2)	675,198	(2)
Rene R. Joyce	2,467,765	(3)	3,124,135	(3)
James W. Whalen	1,592,165	(4)	1,973,111	(4)
Michael A. Heim	1,403,753	(5)	1,752,484	(5)

(1)

Of the amount reported under the “Change in Control” column; (a) $518,087 and $81,116, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $436,972 and $43,048, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $608,920 and $21,258, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $518,087 and $99,840, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $624,433 and $127,919, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $608,920 and $129,180, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012.
(2)	Of the amount reported under the “Change in Control” column: (a) $149,520 and $23,410, respectively, relate to the performance units and related distribution equivalent rights granted on August 2, 2010; (b) $129,709 and $12,778, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $225,738 and $7,881, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $149,520 and $28,710, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $185,367 and $37,974, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $225,738 and $47,889, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012.
(3)	Of the amount reported under the “Change in Control” column: (a) $673,775 and $105,491, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $789,092 and $77,738, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $793,951 and $27,718, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $673,775 and $129,374, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $1,127,605 and $230,996, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $793,951 and $168,433, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012.
(4)	Of the amount reported under the “Change in Control” column: (a) $503,284 and $78,798, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $436,972 and $43,048, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $512,181 and $17,881, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $503,284 and $96,638, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $624,433 and $127,919, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $512,181 and $108,657, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012.
(5)	Of the amount reported under the “Change in Control” column: (a) $369,838 and $57,905, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $387,257 and $38,151, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $532,030 and $18,574, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $369,838 and $71,014, respectively, relate to the performance units and related distribution equivalent rights granted on December 3, 2009; (b) $553,374 and $113,362, respectively, relate to the performance units and related distribution equivalent rights granted on February 17, 2011; and (c) $532,030 and $112,868, respectively, relate to the performance units and related distribution equivalent rights granted on January 12, 2012.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2012:

Name	Fees Earned or Paid in Cash	Stock Awards ($) (3)	Total Compensation
Charles R. Crisp (2)	$96,500	$73,735	$170,235
Ershel C. Redd Jr.	75,500	73,735	149,235
Chris Tong (2)	94,000	73,735	167,735
Peter R. Kagan (1) (2)	85,500	73,735	159,235
In Seon Hwang (1)	72,500	73,735	146,235

(1)	Each of Messrs. Kagan and Hwang earned $63,550 and $65,000, respectively, in fees for service on the Board of Directors of the general partner in 2012. Mr. Kagan’s compensation included $63,500 in cash fees, $77,285 in common unit awards and $82,562 in all other compensation. Mr. Hwang’s compensation included $65,500 in cash fees, $77,285 in common unit awards and $0 in all other compensation. Please see “Director Compensation” in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for additional information
(2)	As of December 31, 2012, Messrs. Crisp, Tong, and Kagan each held 750 unvested common units of the Partnership.
(3)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of fully vested shares of our common stock awarded to the non-employee directors under our Stock Incentive Plan, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion contained in the Notes to Consolidated Financial Statements at Note 22 included in our Annual Report on Form 10-K for the year ended December 31, 2012. On January 12, 2012, each director received 1,851 fully vested shares of our common stock in connection with their 2012 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $38.72. As of December 31, 2012, none of our non-employee directors held any outstanding stock options or any outstanding, unvested shares of our common stock.

Narrative to Director Compensation Table

For 2012, all non-employee directors received an annual cash retainer of $50,000. The Chairman of the Audit Committee received an additional annual retainer of $20,000, the Chairman of the Compensation Committee received an additional annual retainer of $15,000 and the Chairman of the Nominating and Governance Committee received an additional retainer of $10,000. All of our non-employee directors receive $1,500 for each Board of Directors, Audit Committee, Compensation Committee, Nominating and Governance Committee, and Conflicts Committee meeting attended. Payment of non-employee director fees is generally made twice annually, at the second regularly scheduled meeting of the Board of Directors and at the final regularly scheduled meeting of the Board of Directors for the fiscal year. All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board of Director and committee meetings.

A director who is also an employee receives no additional compensation for services as a director. Accordingly, the Summary Compensation Table reflects total compensation received by Messrs. Joyce, Perkins and Whalen for services performed for us and our affiliates.

Director Long-term Equity Incentives. We granted equity awards in January 2012 to our non-employee directors under the Stock Incentive Plan. Each of these directors received an award of 1,851 fully vested shares of our common stock, which reflected our intent to provide them with a target value of approximately $75,000 in annual long-term incentive awards. The awards are intended to align the long-term interests of our directors with those of our stockholders.

Changes for 2013

In January 2013, the Board of Directors approved changes to our non-employee director compensation for the 2013 fiscal year by increasing the annual cash retainer for service on our Board of Directors to $56,000 per year.

Director Long-term Equity Incentives. In January 2013 (in February 2013 for Laura Fulton), each of our non-employee directors received an award of 1,492 fully vested shares of our common stock under the Stock Incentive Plan, which reflects our desire to increase the target value of those awards from approximately $75,000 to $80,000 per year.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	Role and functions of the Board of Directors

•	Qualifications and independence of directors

•	Size of the Board of Directors and director selection process

•	Committee functions

•	Meetings of non-employee directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7959)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The “Corporate Governance Guidelines” are posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7958. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Joyce has served as Executive Chairman of the Board of the Company’s Board of Directors since January 1, 2012 and as a director of the Company since its formation on October 27, 2005. Mr. Joyce previously served as Chief Executive Officer of the Company between October 27, 2005 and December 31, 2011. Mr. Perkins has served as Chief Executive Officer and as a director of the Company since January 1, 2012. Mr. Whalen previously served as the Executive Chairman of the Company’s Board of Directors between October 25, 2010 and December 31, 2011. Our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To ensure a strong and independent board, all directors of the Company, other than Messrs. Joyce, Perkins and Whalen, are independent. The Board regularly meets in executive session without the presence of the CEO or other members of management. The Company’s Corporate Governance Guidelines appoint Mr. Kagan as chair, or another director that the Board of Directors designates, of meetings of the non-management directors.

In his capacity as chair of the meetings of non-management directors, Mr. Kagan provides, in conjunction with the Executive Chairman and the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors; and (ii) provides the board’s guidance and feedback to the Executive Chairman, the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any board meeting items that are not on the agenda for that meeting.

Given the strong leadership of the Company’s Executive Chairman and the CEO, the effective counterbalancing role of the chair of the non-management directors and a board comprised of strong and independent directors, the board believes that, at the present time, the current structure of the board best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Kagan), any committee of the Board of Directors, or our non-management directors as a group, by writing to them at Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board of Directors.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all five non-employee directors (Messrs. Crisp, Kagan, Tong and Redd and Ms. Fulton) are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee. Those standards require that the director not be an affiliate of the Company and that the director not receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fees, except for fees for services as a director.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated the members of the Audit Committee in December 2010 for financial literacy and the attributes of a financial expert. The Board of Directors also evaluated a new member of the Audit Committee in February 2013 for financial literacy. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Tong, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee discussed below, the Board of Directors as a whole (including the committees of the Board of Directors) oversees the assessment of major risks of the Company and the management of such risks, while the board of directors of the General Partner (including the committees of such board) oversees the assessment and management of major risks of the Partnership’s businesses and operations. For example, the Board of Directors:

•

reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;

•

has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of the Company’s capital expenditures and investments exceeding that authority; and

•	monitors the Company’s interest rate hedging activities.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks such as the credit risks associated with counterparty exposure. Management and the Company’s external auditors report regularly to the Audit Committee on those subjects. The Board of Directors has considered, and is comfortable with, its choice of leadership structure. Since the Board of Directors’ leadership structure appropriately allows for its role as manager of risks of the Company, such role does not separately impact the Board of Directors’ choice of leadership structure.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. Seven of the eight directors attended the annual meeting of stockholders in 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock and the beneficial ownership of the Partnership’s common units as of March 28, 2013 held by:

•	each person who beneficially owns 5% or more of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders and unitholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 42,330,387 shares of our common stock and 102,777,067 common units of the Partnership outstanding on March 28, 2013.

	Targa Resources Partners LP		Targa Resources Corp.
Name of Beneficial Owner (1)	Common Units Beneficially Owned (9)	Percentage of Common Units Beneficially Owned (9)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Warburg Pincus Private Equity VIII, L.P. (2)	—	—	1,720,779	4.1%
Warburg Pincus Private Equity IX, L.P. (2)	—	—	922,606	2.2%
Prudential Financial, Inc. (3)	—	—	4,439,865	10.5%
BAMCO Inc	—	—	2,495,443	5.9%
Fidelity Management and Research Company	—	—	2,136,404	5.0%
Rene R. Joyce (4)	81,000	*	1,107,631	2.6%
Joe Bob Perkins (5)	32,100	*	624,988	1.5%
Michael A. Heim (6)	8,000	*	605,932	1.4%
James W. Whalen (7)	111,152	*	645,114	1.5%
Matthew J. Meloy	6,000	*	72,263	*
Peter R. Kagan (8)	16,496	*	4,729,778	11.2%
Chris Tong	23,150	*	61,592	*
Charles R. Crisp	11,350	*	152,933	*
Ershel C. Redd Jr.	1,100	*	5,853	*
Laura C. Fulton			1,492	*
All directors and executive officers as a group (14 persons) (9)	396,012	*	9,428,689	22.3%

*	Less than 1%.
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 1000 Louisiana, Suite 4300, Houston, Texas 77002.
(2)

Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, and two affiliated partnerships, Warburg Pincus Netherlands Private Equity VIII C.V.I., a company organized under the laws of the Netherlands, and WP-WP VIII Investors, L.P., a Delaware limited partnership (together “WP VIII”), and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), in the aggregate own, on a fully diluted basis, approximately 6.2% of our equity interests. The general partner of WP VIII is Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners LLC”), and the general partner of WP IX is Warburg Pincus IX, LLC, a New York limited liability company, of which WP Partners LLC is the sole member. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners LLC. WP VIII and WP IX are managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”). The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017. Mr. Kagan is a Partner of WP and Managing Directors and Member of WP LLC. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kagan, Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.
(3)	The business address for Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777. Prudential Financial, Inc. through its indirect ownership of The Prudential Insurance Company of America (“PICOA”) may be deemed to presently hold 17,100 shares of our common stock for the benefit of PICOA’s general account. Prudential Financial, Inc. may be deemed the beneficial owner of securities beneficially owned by PICOA, Jennison Associates LLC, Prudential Investment Management, Inc. and Quantitative Management Associates LLC and may have direct or indirect voting and/or investment discretion over 4,422,765 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Of the 4,439,865 common shares reported as beneficially held by Prudential Financial, Inc., Prudential Financial, Inc. has reported that it has shared voting power with respect to 133,991 of these common shares and shared dispositive power with respect to 4,305,874 of the common shares.
(4)	Shares of common stock beneficially owned by Mr. Joyce include: (i) 230,959 shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 561,292 shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.
(5)	Shares of common stock beneficially owned by Mr. Perkins include 407,370 shares issued to the Perkins Blue House Investments Limited Partnership.
(6)	Shares of common stock beneficially owned by Mr. Heim include: (i) 187,378 shares issued to The Michael Heim 2009 Family Trust, of which Mr. Heim and his son are co-trustees and have shared voting and investment power; (ii) 116,672 shares issued to The Patricia Heim 2009 Grantor Retained Annuity Trust, of which Mr. Heim and his wife are co-trustees and have shared voting and investment power; (iii) 63,973 shares issued to the Pat Heim 2012 Family Trust, of which Mr. Heim’s wife and son serve as co-trustees and have shared voting and investment power; (iv) 42,000 shares issued to the Heim 2012 Children’s Trust, of which Mr. Heim serves as trustee; and (v) 21,972 shares held by Mr. Heim’s wife of which Mr. Heim and his wife have shared voting and investment power.
(7)	Shares of common stock beneficially owned by Mr. Whalen include 459,249 shares issued to the Whalen Family Investments Limited Partnership.
(8)	All shares indicated as owned by Mr. Kagan other than 11,662 shares issued to Mr. Kagan in his capacity as a director are included because of his affiliation with the Warburg Pincus entities.
(9)	The common units of the Partnership presented as being beneficially owned by our directors and officers do not include the common units held indirectly by us that may be attributable to such directors and officers based on their ownership of equity interests in us.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2012 regarding our long-term incentive plans, under which our common stock is authorized for issuance to employees, consultants and directors of us, the General Partner and its affiliates. Our sole equity compensation plan, under which we will make equity grants in the future, is the 2010 Incentive Plan, which was approved by our stockholders prior to our initial public offering.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	3,091,332

Total	—	—	3,091,332

Generally, awards of restricted stock to our officers and employees under the 2010 Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock is issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock are subject to vesting and forfeiture provisions, in which case such dividends would be held, without interest, until they vest or are forfeited.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2012.

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Targa Resources Partners LP and its General Partner

Our only cash generating assets consist of our interests in the Partnership, which as of March 28, 2013 consists of the following:

•	a 2.0% general partner interest in the Partnership, which we hold through our 100% ownership interests in the General Partner;

•	all of the outstanding IDRs of the Partnership; and

•	12,945,659 of the 102,777,067 outstanding common units of the Partnership, representing a 12.7% limited partnership interest.

Omnibus Agreement

Our Omnibus Agreement with the Partnership addresses the reimbursement to us for costs incurred on the Partnership’s behalf, competition and indemnification matters. Any or all of the provisions of the Omnibus Agreement, other than the indemnification provisions described below, are terminable by us at our option if the General Partner is removed as the Partnership’s general partner without cause and units held by us and our affiliates have not voted in favor of that removal. The Omnibus Agreement will also terminate in the event of a Change of Control (as defined in the Omnibus Agreement) of the Partnership or its general partner. The Omnibus Agreement expires according to its terms on April 30, 2013, and the Omnibus Agreement will not be extended. At such time, reimbursement matters will be governed by the Partnership’s partnership agreement, which provides that the General Partner will be reimbursed for all direct and indirect expenses, as well as expenses otherwise allocable to the Partnership in connection with the operation of the Partnership’s business, incurred on the Partnership’s behalf.

Reimbursement of Operating and General and Administrative Expense

Under the terms of the Omnibus Agreement, the Partnership reimburses us for the payment of certain operating and direct expenses, including compensation and benefits of operating personnel, and for the provision of various general and administrative services for the Partnership’s benefit. Pursuant to these arrangements, we perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. The Partnership reimburses us for the direct expenses to provide these services as well as other direct expenses we incur on the Partnership’s behalf, such as compensation of operational personnel performing services for the Partnership’s benefit and the cost of their employee benefits, including 401(k), pension and health insurance benefits. The General Partner determines the amount of general and administrative expenses to be allocated to the Partnership in accordance with the Partnership’s partnership agreement. Other than our direct costs of being a reporting company, substantially all of our general and administrative costs have been allocated to the Partnership, and so long as our only cash-generating assets consist of our interest in the Partnership, such costs will continue to be allocated to the Partnership. The Omnibus Agreement expires according to its terms on April 30, 2013, and the term of the Omnibus Agreement will not be extended. At such time, reimbursement matters will be governed by the Partnership’s partnership agreement, which provides that the General Partner will be reimbursed for all direct and indirect expenses, as well as expenses otherwise allocable to the Partnership in connection with the operation of the Partnership’s business, incurred on the Partnership’s behalf.

Competition

We are not restricted, under either the Partnership’s partnership agreement or the Omnibus Agreement, from competing with the Partnership. We may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer the Partnership the opportunity to purchase or construct those assets.

Registration Rights Agreement

Agreement with Series B Preferred Stock Investors

On October 31, 2005, we entered into an amended and restated registration rights agreement with the holders of our then outstanding Series B preferred stock that received or purchased 6,453,406 shares of preferred stock pursuant to a stock purchase agreement dated October 31, 2005. Pursuant to the registration rights agreement, we agreed to register the sale of shares of our common stock that holders of such preferred stock received upon conversion of the preferred stock, under certain circumstances. These holders include (directly or indirectly through subsidiaries or affiliates), among others, Warburg Pincus.

Demand Registration Rights. At any time, the qualified holders have the right to require us by written notice to register a specified number of shares of common stock in accordance with the Securities Act and the registration rights agreement. The qualified holders have the right to request up to an aggregate of five registrations; provided that such qualified holders are not limited in the number of demand registrations that constitute “shelf” registrations pursuant to Rule 415 under the Securities Act. In no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement we file, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

Piggy-back Registration Rights. If, at any time, we propose to file a registration statement under the Securities Act with respect to an offering of common stock (subject to certain exceptions), for our own account, then we must give at least 15 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 180 days after the effective date and the consummation of the distribution by the participating holders.

Conditions and Limitations; Expenses. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Contracts with Affiliates

Indemnification Agreements with Directors and Officers. In February 2007, the Partnership and the General Partner entered into indemnification agreements with each independent director of the General Partner. In February 2013, the Partnership and the General Partner entered into an indemnification agreement with a newly elected independent director of the General Partner. Each indemnification agreement provides that each of the Partnership and the General Partner will indemnify and hold harmless each indemnitee against Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if the Partnership or the General Partner is jointly liable in the proceeding with the indemnitee, the Partnership and the General Partner will contribute funds to the indemnitee for his or her Expenses (as defined in the in the Indemnification Agreement) in proportion to relative benefit and fault of the Partnership or the General Partner on the one hand and indemnitee on the other in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that the Partnership and the General Partner will indemnify and hold harmless the indemnitee against Expenses incurred for actions taken as a director or officer of the Partnership or the General Partner or for serving at the request of the Partnership or the General Partner as a director or officer or another position at another corporation or enterprise, as the case may be, but only if no final and non-appealable judgment has been entered by a court determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal proceeding, the indemnitee acted with knowledge that the indemnitee’s conduct was unlawful. The indemnification agreement also provides that the Partnership and the General Partner must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the Indemnitee is not entitled to indemnification.

We have entered into parent indemnification agreements with each of our directors and officers, including Messrs. Joyce, Perkins, Whalen, Kagan and Hwang and Ms. Fulton who serve or served as directors and/or officers of the General Partner. Each parent indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the parent indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his or her Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each parent indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The parent indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

Indemnification Agreements with the Partnership. Under the Omnibus Agreement, the Partnership agreed to indemnify us against environmental liabilities related to the North Texas System arising or occurring after February 14, 2007.

Additionally, we have agreed to indemnify the Partnership for losses relating to income tax liabilities attributable to pre-IPO operations that are not reserved on the books of the predecessor business of the North Texas System as of February 14, 2007. We do not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. Our obligation under this indemnification will terminate upon the expiration of any applicable statute of limitations. The Partnership will indemnify us for all losses attributable to the post-IPO operations of the North Texas System.

Transactions with Related Persons

Relationship with Sajet Resources LLC

Former holders of our Class B Common Units, including Warburg Pincus and certain of our executives and directors, own a controlling interest in Sajet Resources LLC (“Sajet”), which was spun-off in December 2010 prior to the IPO. We provide general and administrative services to Sajet and are reimbursed for these amounts at our actual cost. During 2012, we were reimbursed $1.3 million for such services provided. Additionally, on December 1, 2012, Targa Midstream Services LLC purchased six 90,000 gallon propane storage tanks from Sajet for $1.2 million. This transaction was at a market price consistent with similar transactions with other nonaffiliated entities.

Relationship with Tesla Resources LLC

In September 2012, Tesla Resources LLC (“Tesla”) was spun-off from Sajet. Tesla owns certain technology rights, real property and ownership interests in Floridian Natural Gas Storage Company LLC. We will provide general and administrative services to Tesla and will be reimbursed for these amounts at our actual cost. During 2012, there were no services rendered.

Relationship with Warburg Pincus LLC

Affiliates of Warburg Pincus beneficially own approximately 6.2% of our outstanding common stock.

Peter Kagan, one of our directors, is a Managing Director of Warburg Pincus LLC and is also a director of Laredo Petroleum Holdings Inc. (“Laredo”) from whom the Partnership buys natural gas and NGL products.

Affiliates of Warburg Pincus LLC own a controlling interest in Laredo. Purchases from Laredo during 2012 totaled $88.1 million. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationship with Total Safety US Inc.

Joe Bob Perkins, our Chief Executive Officer, is also a member of the Board of Managers of W3 Holdings, LLC, parent company of Total Safety US Inc. (“Total Safety”) which provides the Partnership with safety services and equipment, including detection and monitoring systems. Affiliates of Warburg Pincus own a controlling interest in Total Safety. During 2012, we made payments of $242,980 to Total Safety. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Sequent Energy Management, LP, EOG Resources Inc. and IntercontinentalExchange, Inc.

Charles R. Crisp, one of our directors, is a director of AGL Resources, Inc., parent company of Sequent Energy Management, LP (“Sequent”) and Northern Illinois Gas Company d/b/a NICOR Energy (“NICOR”). The Partnership purchases and sells natural gas and NGL products from and to Sequent and sells natural gas products to NICOR. Mr. Crisp also serves as a director of EOG Resources Inc. (“EOG”) from whom the Partnership purchases natural gas and NGL products. Mr. Crisp is also a director of IntercontinentalExchange Inc., parent company of ICE US OTC Commodity Markets LLC (“ICE”), from whom the Partnership purchases brokerage services. The following table shows the Partnership’s transactions with each of these entities during 2012.

	Sales	Purchases
	(In millions)
Sequent	$20.8	$4.5
EOG	—	8.4
ICE	—	0.1
NICOR	19.0	—

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Martin Gas Sales and Southwest Energy LP

Erschel C. Redd Jr., one of our directors, has an immediate family member who is an officer of Martin Gas Sales, which is a subsidiary of Martin Midstream Partners LP (“Martin”) and an immediate family member who is an officer and part owner of Southwest Energy LP (“Southwest Energy”), each from and to whom the Partnership purchases and sells natural gas and NGL products. The following table shows the Partnership’s transactions with each of these entities during 2012.

	Sales	Purchases
	(In millions)
Martin Gas	$7.3	$7.1
Southwest Energy	3.4	1.8

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its affiliates (including us), on the one hand, and the Partnership and its other limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner and us, if applicable, in a manner beneficial to our owners. At the same time, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to it and its unitholders. Please see “—Review, Approval or Ratification of Transactions with Related Persons” below for additional detail of how these conflicts of interest will be resolved.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are not contained in a single policy or procedure. Instead, they are reflected in the general operation of our Board of Directors, consistent with past practice. Prior to our IPO, an agreement among our stockholders prohibited us from entering into, modifying, amending or terminating any transaction (other than certain compensatory arrangements and sales or purchases of capital stock) with an executive officer, director or affiliate without the prior written consent of the holders of at least a majority of our outstanding shares. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. If a conflict or potential conflict of interest arises between us and our affiliates (excluding the Partnership) on the one hand and the Partnership and its limited partners (other than us and our affiliates), on the other hand, the resolution of any such conflict or potential conflict is addressed as described under “—Conflicts of Interest.” Pursuant to our Code of Conduct, our officers and directors are required to abandon or forfeit any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is pre-approved by our Board of Directors.

Whenever a conflict arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other hand, the General Partner will resolve that conflict. The Partnership’s partnership agreement contains provisions that modify and limit the General Partner’s fiduciary duties to the Partnership’s unitholders. The Partnership’s partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The General Partner will not be in breach of its obligations under the Partnership’s partnership agreement or its duties to the Partnership or its unitholders if the resolution of the conflict is:

•	approved by the General Partner’s conflicts committee, although the General Partner is not obligated to seek such approval;

•	approved by the vote of a majority of the Partnership’s outstanding common units, excluding any common units owned by the General Partner or any of its affiliates;

•	on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to the Partnership, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

The General Partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If the General Partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and in any proceeding brought by or on behalf of any limited partner of the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in the Partnership’s partnership agreement, the General Partner or its conflicts committee may consider any factors they determine in good faith to consider when resolving a conflict. When the Partnership’s partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the Partnership.

Director Independence

Messrs. Crisp, Kagan, Redd and Tong and Ms. Fulton are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors or with whom family members of our independent directors have an employment relationship. The commercial relationships reviewed consisted of product and service purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7955. Messrs. Tong and Redd and Ms. Fulton are the current members of our Audit Committee. Prior to February 26, 2013, the members of the Audit Committee were Messrs. Tong, Redd and Crisp. Effective February 26, 2013, Mr. Crisp resigned from his position as a member of the Audit Committee. The Board of Directors appointed Ms. Fulton as a member of the Audit Committee to replace Mr. Crisp.

In this context, the Audit Committee, as composed prior to February 26, 2013:

•

reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers the firm’s independence;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC; and

•	approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors.

This report has been furnished by the members of the Audit Committee of the Board of Directors, as composed prior to February 26, 2013:

Audit Committee Chris Tong, Chairman Ershel C. Redd Jr.

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2013. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2012 audit of the Company’s annual consolidated financial statements was completed on February 19, 2013.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

We have engaged PricewaterhouseCoopers LLP as our principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years, all of which have been approved by the Audit Committee:

	2012	2011
	(In millions)
Audit Fees (1)	$3.1	$2.7
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

	$3.1	$2.7

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)	Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.
(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above. No such services were rendered by PricewaterhouseCoopers LLP during the last two years.

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent auditor are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent auditor to provide services to us.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the auditors of the Company for 2013.

STOCKHOLDER PROPOSALS FOR 2014; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2014 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 6, 2013, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2014 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 20, 2014 and February 19, 2014, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 19, 2014, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. When recommending director candidates, the Nominating and Governance Committee considers and reviews each candidate’s relevant skills and experience, business judgment, service on boards of directors of other companies, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team, the overall variety and mix of experience, skills, attributes and viewpoints of the Board of Directors, taken as a whole, willingness to commit the required time to serve as a board member and familiarity with the Company and its industry.

Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board of Directors and endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints. The Nominating and Governance Committee believes it has achieved that balance through the representation on the board of members having experience in various sectors of the energy industry, finance, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and shareholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2014 if that nomination is submitted in writing, between January 20, 2014 and February 19, 2014, to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;

b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Georgeson Inc. to assist in solicitation for a fee estimated not to exceed $20,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2013:

OUR PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT www.envisionreports.com/TRGP if you are a shareholder of record, and www.edocumentview.com/TRGP if you are a beneficial owner.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 or by calling (713) 584-1133. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Computershare Trust Company, N.A. Votes submitted by internet or phone must be received by 1:00 a.m., Central Time, on Monday, May 20, 2013. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Paul W. Chung
Secretary

Houston, Texas

April 5, 2013

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

PROXIES SUBMITTED BY THE INTERNET OR TELEPHONE MUST BE RECEIVED BY 1:00 A.M., CENTRAL TIME, ON MAY 20, 2013.
Vote by Internet
• Go to www.envisionreports.com/TRGP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Rene R. Joyce	☐	☐	02 - Peter R. Kagan	☐	☐	03 - Chris Tong	☐	☐

	For	Against	Abstain
2. Ratification of Selection of Independent Auditors	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

Targa Resources Corp. Stockholders

May 20, 2013, 8:00 a.m. Central Time

Wells Fargo Plaza, 1000 Louisiana Street, Suite 4300, Houston, TX 77002

For meeting directions, please call 713-584-1444

If you have received a paper copy of the proxy materials, you may elect to receive future proxy materials by email. Making this election will conserve both resources and the environmental impact of printing and mailing hard copies of proxy materials, thus saving trees, energy used and solid waste.

If you choose to elect email delivery, please call and provide your email address. Holders may also opt for future electronic delivery on www.envisonreports.com/TRGP. Beneficial holders may contact their broker and make this request.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Targa Resources Corp.

Notice of 2013 Annual Meeting of Stockholders

1000 Louisiana Street, Suite 4300, Houston, Texas 77002

The undersigned stockholder of Targa Resources Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2013 Annual Meeting of Stockholders and the Form 10-K for the fiscal year ended December 31, 2012 and hereby appoints Jeffery J. McParland and Paul W. Chung, or either of them, as proxies, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Targa Resources Corp. to be held on May 20, 2013 or at any postponement or adjournment thereof.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment thereof. Should the undersigned be present and choose to vote at the Annual Meeting, and once the Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated.

Continued and to be signed on the reverse side.